Exhibit 10.1

REVOLVING WAREHOUSE FINANCING AGREEMENT

among

FALCON FINANCIAL INVESTMENT TRUST,
as Customer,

iSTAR FINANCIAL INC.,
as Buyer,

and

THE BANK OF NEW YORK,
as Paying Agent and Custodian

Dated as of April 28, 2004

i

ARTICLE IX INDEMNIFICATION
Section 9.1.	Indemnities by Customer
Section 9.2.	Tax Indemnification and Characterization.
Section 9.3.	Increased Cost and Reduced Return.
Section 9.4.	Other Costs and Expenses
Section 9.5.	Due Diligence
Section 9.6.	Withholding Taxes.

ARTICLE X CUSTODIAN
Section 10.1.	Duties of Custodian.
Section 10.2.	Rights of Custodian.
Section 10.3.	Individual Rights of Custodian
Section 10.4.	Custodian’s Disclaimer
Section 10.5.	Notice of Termination Event
Section 10.6.	Reports by Custodian to Facility Agent and Buyer
Section 10.7.	Compensation
Section 10.8.	Replacement of Custodian
Section 10.9.	Successor Custodian by Merger
Section 10.10.	Appointment of Co-Custodian or Separate Custodian.
Section 10.11.	Eligibility; Disqualification
Section 10.12.	Representations and Warranties of Custodian

ARTICLE XI SECONDARY MARKET TRANSACTION
Section 11.1.	Secondary Market Transaction; Cooperation

ARTICLE XII MISCELLANEOUS
Section 12.1.	Survival of Representations and Indemnities
Section 12.2.	Waivers; Amendments
Section 12.3.	Notices
Section 12.4.	Independence of Covenants
Section 12.5.	Governing Law
Section 12.6.	Consent to Jurisdiction and Service of Process
Section 12.7.	Integration
Section 12.8.	Severability; Counterparts
Section 12.9.	Successors and Assigns
Section 12.10.	Confidentiality
Section 12.11.	Time is of the Essence
Section 12.12.	Waiver of Jury Trial
Section 12.13.	Headings
Section 12.14.	No Presumption
Section 12.15.	Continuing Assignment; Reversion of Warehouse Assets
Section 12.16.	Independent Contractor
Section 12.17.	Statements of Account
Section 12.18.	Publicity

ii

EXHIBITS

Exhibit A-1	-	Form of Investment of Principal Request and Sources and Uses Statement
Exhibit B	-	Contract Forms
Exhibit C	-	Form of Power of Attorney
Exhibit D	-	Form of Assignment of Insurance
Exhibit E	-	Form of Auditor’s Letter

SCHEDULES

Schedule 1.1		-	Warehouse Asset Approved by Buyer for Purchase on Closing Date
Schedule 1.1(a)		-	Loan Origination Guidelines
Schedule 1.1(b)		-	List of Franchises
Schedule 1.1(c)		-	Form of Customer’s Standard Loan Submission Memorandum
Schedule 1.1(d)		-	Receivable Delivery Documents
Schedule 2.2-1		-	Transaction Procedure
Schedule 2.2-2		-	Form of Confirmation
Schedule 2.2-3		-	Form of Closing Certificate
Schedule 2.11(f)		-	Form of Servicing Report
Schedule 3.1(a)		-	Subsidiaries
Schedule 3.1(g)		-	Litigation
Schedule 3.1(l)		-	Account Banks and Payment Instructions
Schedule 3.1(k)		-	Location of Records
Schedule 3.1(n)		-	Customer’s Business Names
Schedule 3.1(t)		-	Employee Benefit Plans
Schedule 3.1(y)		-	Representations and Warranties regarding Warehouse Assets
Schedule 5.2(a)		-	Permitted Liens
Schedule 5.2(f)		-	Permitted Indebtedness

iii

THIS REVOLVING WAREHOUSE FINANCING AGREEMENT (this “Agreement”) is dated as of April 28, 2004, among FALCON FINANCIAL INVESTMENT TRUST, a Maryland real estate investment trust, as Customer (the “Customer”), THE BANK OF NEW YORK, as Paying Agent and Custodian (the “Paying Agent” or the “Custodian,” as the context requires), and iSTAR FINANCIAL INC., a Maryland corporation, as Buyer (the “Buyer”).

RECITALS

A.            Customer is primarily in the business of extending financing to certain franchised new car automobile and motorcycle dealers, by making term loans directly to a dealer.

B.            Customer, in order to finance such loans under this warehouse financing facility, desires to sell, transfer and assign (with full recourse to Customer) from time to time, an undivided 100% interest in all of its term loans, to Buyer, and, subject to the terms and conditions of this Agreement, Buyer subject to the terms and conditions of this Agreement, desires to purchase such undivided 100% interests.  Customer commits to repurchase such loans and repay all such principal with interest in accordance with the terms hereof.

C.            Capitalized terms used in these Recitals without definition shall have the respective meanings set forth in Article I.

In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.            Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accounting Period” means the period commencing on a Cut-Off Date (or, in the case of the initial Accounting Period, the Closing Date), to but not including the next succeeding Cut-Off Date.

“Advance Rate” means 80%; provided, however, as to any Receivable with regard to which an Obligor Financial Covenant Default shall exist, the Advance Rate means, 40%.

“Adverse Claim” means any claim of ownership interest or any mortgage, deed of trust, deed to secure debt, trust deed, pledge, hypothecation, assignment, deposit arrangement, encumbrance, Lien (statutory or other) or other security agreement of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person.  For purposes of this definition “control” (including the correlative meanings the terms “controlling,”

“controlled by,” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise; provided, that Buyer and its respective Affiliates shall not be considered an Affiliate of Customer or any of its Subsidiaries.

“Affiliate Guaranty” means a guaranty by an Obligor Affiliate of an Obligor’s obligations under the relevant Receivable, in substantially the form of one of the form contracts set forth in Exhibit B annexed hereto.

“Alternate Rate” means, in the event the LIBOR Rate is no longer published, as of any date of determination, in The Wall Street Journal or charging of Interest that is calculated based upon the LIBOR Rate would violate applicable law or regulation, the “prime rate” (or “base rate”) reported in the Money Rates column or section of The Wall Street Journal published on the second full Business Day preceding the first day of the applicable Tranche Period as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) or, if The Wall Street Journal ceases publication of such “prime rate” or “base rate,” the annual rate of interest announced by JP Morgan Chase Bank (or another financial institution with a main or branch office in New York City, New York, selected, from time to time, by Buyer in its reasonable discretion) from time to time as its “prime rate” or “base rate” in effect at its principal office in New York, New York at 5:00 p.m., New York City time (in either case, the “Prime Rate”), for such date minus 2.0%.

“Agreement” means this Revolving Warehouse Financing Agreement, together with its exhibits, schedules and other attachments, as the same may be amended, modified or supplemented from time to time.

“Aggregate Principal Outstanding” means, at any time, the sum of the Outstanding Principal Invested less the sum of (x) the aggregate amount of Collections received and applied to reduce such Aggregate Principal Outstanding pursuant to Sections 2.5 or 2.6, plus (y) without duplication, Partial Prepayments of Invested Principal; provided that the Aggregate Principal Outstanding shall be restored in the amount of any Collections or Partial Prepayments of Invested Principal so received and applied if at any time the distribution of any such Collections or Partial Prepayments of Invested Principal is rescinded or must otherwise be returned for any reason.

“Applicable Margin” means 2.9%.

“Applicable Rate” means, the Base Rate or the Overdue Rate as is deemed to be in effect pursuant to the terms of this Agreement, at which Interest accrues on the Aggregate Principal Outstanding.

“Asset Sale” means the sale by Customer or any of its Subsidiaries to any Person of any assets (whether tangible or intangible) of Customer or any of its Subsidiaries outside of the ordinary course of business, including, in any event, a sale of Eligible Receivables by Customer to a Subsidiary (including a trust) in connection with a Securitization Transaction.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means a variable rate per annum equal to the sum of (a) the LIBOR Rate, or the Alternate Rate, as the case may be, plus (b) the Applicable Margin increasing or decreasing with each increase or decrease in the LIBOR Rate, or the Alternate Rate, as the case may be (as and when the LIBOR Rate or the Alternate Rate change as described in this Agreement).

“Business Day” means any day, other than a Saturday or a Sunday, on which banks are open for business in New York, New York and on which dealings in U.S. dollars are carried out on the London interbank market.

“Buyer” means iStar Financial Inc., and its successors and assigns.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change of Control” means following the Closing Date, (a) the sale, transfer, or other disposition of all or substantially all of Customer’s assets (excluding any sale of Receivables that provides proceeds simultaneously paid to Buyer pursuant to Section 2.13); (b) the consummation of a merger or consolidation of Customer with or into another entity or any other corporate reorganization, if 30% or more of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned, directly or indirectly, by Persons who were not stockholders of Customer immediately prior to such merger, consolidation or other reorganization or Persons who were not stockholders of Customer immediately prior to such merger, consolidation or event have the power to select a majority of the Board of Directors, Board of Trustees or analogous body of Customer; or (c) a majority of the members of the board of directors, board of trustees or analogous body of Customer changes during any twelve (12) month period; provided, however, the resignation, termination or replacement of a director or trustee with a Person supported by a majority of the trustees or directors of Customer immediately prior to the resignation, termination or replacement in question shall not be counted for purposes of this part (c).

“Charge-Off” or “Charge-Off Receivable” means a Receivable:  (i) which has been identified by Customer as uncollectible, (ii) which in accordance with GAAP should be written off Customer’s books as uncollectible, (iii) which is a Defaulted Receivable, (iv) for which any obligations thereunder have been charged by Customer against any reserves, holdbacks, or discounts or otherwise accounted for as a loss by Customer in accordance with

Customer’s practices as in effect on the date hereof or (v) with respect to which Customer has commenced a foreclosure action or other lawsuit against the Obligor.

“Charge-Off Losses” means, as of the end of any Accounting Period, with respect to the aggregation of all Receivables as of such date, the quotient of (i) (A) the principal balance of all Defaulted Receivables which become Defaulted Receivables during Accounting Period minus (B) amounts deposited in the Collection Account from Net Recoveries on Defaulted Receivables (which became Defaulted Receivables during a prior Accounting Period) and allocated to principal divided by (ii) the principal balance of all Receivables which are not Defaulted Receivables, which quotient shall be expressed as a percentage, and calculated in accordance with GAAP.

“Closing Certificate” means a certificate executed by Customer in the form of Schedule 2.2-3, certifying that (i) it has deposited all funds required to be deposited by it pursuant to the Escrow Agreement with the Escrow Agent, (ii) the representations and warranties of Customer in the Transaction Documents are true and correct on and as of the Funding Date in question (after giving effect to the applicable funding of Invested Principal and related sale of Warehouse Assets), (ii) all conditions to the funding of the Invested Principal have been satisfied, and (iv) the original Contract and other Receivable Delivery Documents deposited with the Custodian (or Escrow Agent) have been executed and delivered by the applicable party thereto and, are substantially in (x) the form of the applicable Contract document attached hereto as Exhibit B, or (y) the same form as the draft documents delivered to Buyer with the relevant Contract Approval Request, or, in the event of any modification of the underlying Contracts, in the same form as comparisons of the same to the forms delivered to Buyer and previously approved by Buyer.

“Closing Date” means the Business Day following the date on which all of the conditions set forth in Section 4.1 are satisfied or expressly waived, in writing, by Buyer, in the exercise of Buyer’s sole discretion.

“Code” means The Internal Revenue Code of 1986, as amended, as now and hereafter in effect, or any successor statute.

“Collection Account” means the segregated account in Customer’s name, in which Buyer has a first priority, perfected security interest, maintained by Paying Agent at The Bank of New York, or such other bank approved by Buyer for the purpose of receiving and concentrating Collections and such accounts as may be added thereto or deleted therefrom.  As of the Closing Date, the Collection Account is maintained by Paying Agent at The Bank of New York (ABA No.  021-000-018), 101 Barclay Street, 8 West, New York, NY 10286, designated as Account Number:  8900393297.

“Collections” means, with respect to any Receivable or Related Security, all cash collections and other cash proceeds of such Receivable or Related Security, including, without limitation, all Scheduled Payments, Finance Charges, full or partial prepayments, liquidation proceeds, insurance proceeds, refunds, late charges, fees (including “insufficient funds” and returned check fees and extension fees) or other cash proceeds of Related Security with respect to such Receivable, and any amount deemed to have been received by or on behalf of Customer with respect to such Receivable, including, without limitation, cash collections or proceeds received whenever any Receivable or Related Security is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Consolidated Capital Expenditures” means, for any period, the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Customer and its Subsidiaries) by Customer and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Customer and its Subsidiaries plus (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Customer and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person.

“Consolidated Net Worth” means, for Customer and its Subsidiaries on a consolidated basis, as of a particular date: (a) all amounts which would be included under capital on a balance sheet of such Person at such date, determined in accordance with GAAP; less (b) (i) amounts owing to such Person from Affiliates, or from officers, employees, shareholders or other Persons similarly affiliated with such Person, (ii) intangible assets and (iii) deferred tax liabilities.

“Consolidated Rental Payments” means, for any period, the aggregate amount of all rents paid or payable by Customer and its Subsidiaries on a consolidated basis during that period under all Capital Leases and Operating Leases to which Customer or any of its Subsidiaries is a party as lessee.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Customer and its Subsidiaries, determined on a consolidated basis, in accordance with GAAP.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under interest rate swap, cap or collar agreements and currency swap or cap agreements or any other similar agreements.  Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contract” means the agreements and instruments evidencing a Receivable and pursuant to which a security interest in the Related Security is granted and perfected, including, but not limited to, each promissory note, security agreement, Affiliate Guaranty, deed of trust, mortgage, deed to secure debt and other loan documents, to the extent applicable.

“Contract Approval Request” is defined in Schedule 2.2-1.

“Contractual Obligation” as applied to any Person, means any provision of any Securities issued by that Person or of any material indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Corporate Custodian Office” means the principal office of Custodian at which at any particular time its corporate custodian business shall be administered, which office at the date of the execution of this Agreement is located at New York, New York; or at such other address as Custodian may designate from time to time by notice to Customer, Buyer and the Purchaser Representatives, or the principal corporate custodian office of any successor Custodian (of which address such successor Custodian will notify Customer, Buyer and the Purchaser Representatives).

“Custodian” means The Bank of New York, and its permitted successors and assigns, acting in its capacity as Custodian under this Agreement.

“Customer” means Falcon Financial Investment Trust, a Maryland real estate investment trust, and its successors.

“Customer Obligations” means all obligations of every nature of Customer from time to time owed to Buyer, or Servicer or any Purchaser Representative under any Transaction Document, whether for the Aggregate Principal Outstanding, interest, fees, expenses, indemnification or otherwise.

“Customer Repurchase Price” means an amount equal to: the sum of: (a) the aggregate amount of all outstanding Invested Principal, plus (b) all Interest accrued on such Invested Principal through the date of the repurchase, plus (c) any unpaid Late Charges.

“Cut-Off Date” means the sixth day of each month; provided that if such sixth day is not a Business Day, the Cut-Off Date for such month shall be the next Business Day; provided, further, that if a Cut-Off Date as so determined would fall on a Business Day that is less than four (4) Business Days prior to the next succeeding Interest Payment Date, such Cut-Off

Date shall instead be the Business Day that is four (4) Business Days prior to the next succeeding Interest Payment Date.

“Defaulted Receivable” means a Receivable (i) for which all, or any part, of any scheduled payment is due and unpaid more than thirty (30) days after the due date for such scheduled payment, (ii) which has been settled for less than its principal balance, (iii) which has been liquidated by Servicer through the sale of such Receivable or any Related Security, (iv) with respect to which proceeds have been received which in Buyer’s judgment, constitute the final amounts recoverable in respect of such Receivable, (v) which is a Charge-Off Receivable (or should be a Charge-Off Receivable) in accordance with the Loan Origination Guidelines, (vi) the Obligor of which is a party to a proceeding under the Bankruptcy Code or similar debtor relief law (other than as a creditor or claimant), (vii) with regard to which a material non-monetary default (other than an Obligor Financial Covenant Default) has occurred under the relevant Contract which has not been cured within the applicable grace period set forth in the applicable Contract or (viii) the scheduled maturity date of which has been accelerated.

“Direct Loan Receivable” means any term loan secured, in whole or in part, by a first priority lien on real estate made by Customer to a franchised new car automobile dealer, in each case as amended, modified or supplemented from time to time, and all rights of every nature of Customer and all obligations of Obligor thereunder, including but not limited to all Indebtedness or other obligations owed to Customer (without giving effect to any transfer or conveyance to Buyer hereunder) of such Obligor arising thereunder, and includes, without limitation, the obligation to pay any Finance Charges with respect thereto.

“DOL” means the United States Department of Labor and any successor department or agency.

“Eligible Direct Loan Receivable” means, at any time, any Direct Loan Receivable that is listed on a List of Receivables that has been delivered to Buyer which has been approved by Buyer, in Buyer’s sole discretion and which, in Buyer’s sole discretion, also satisfies each of the following requirements:

(a)           In each case pursuant to the Franchise Loan Origination Guidelines, as in effect at the time such Receivable originated: (i) the Obligor of the Receivable meets the criteria for eligibility as a borrower; (ii) the Obligor Affiliates meet the criteria for eligibility as guarantors; (iii) the Related Security provided by the Obligor and the Obligor Affiliates meets the criteria for required collateral.

(b)           The Obligor of the Receivable, or one of the Obligor Affiliates providing an Affiliate Guaranty, owns one or more of the franchises set forth on Schedule 1.1(b) attached hereto, as amended from time to time with the prior written consent of Buyer.

(c)           Neither the Obligor of the Receivable nor any of the Obligor Affiliates is an Affiliate of any of the parties hereto.

(d)           Neither the Obligor of the Receivable nor any of the Obligor Affiliates is the Obligor or an Obligor Affiliate of any Receivable that has at any time been a Defaulted Receivable.

(e)           The Receivable is not, and has not at any time been, a Defaulted Receivable.

(f)            The Receivable is evidenced by an “instrument” within the meaning of the UCC of all applicable jurisdictions.

(g)           The Receivable is denominated and payable only in United States dollars in the United States.

(h)           The Receivable, each Affiliate Guaranty and all other instruments evidencing the Related Security arise under a Contract in substantially the form of one or more of the form contracts set forth in Exhibit B annexed hereto; the applicable Contract documents (including the applicable Receivable Delivery Documents) and assignments thereof to Buyer (or, in blank) are substantially in the form of the draft documents provided to Buyer pursuant to Schedule 2.2-1, or in the alternative, Customer has provided Buyer with machine-generated comparisons of such documents against the draft documents provided to Buyer, with such changes reasonably approved by Buyer; such Contract and such Receivable and the related Receivable Delivery Documents are in full force and effect and constitute the legal, valid and binding obligations of the Obligor and the Obligor Affiliates enforceable against such Obligor and Obligor Affiliates in accordance with their respective terms subject to no offset, counterclaim or other defense, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(i)            The Receivable, each Affiliate Guaranty and all other instruments evidencing the Related Security arise under a Contract which (i) does not require the Obligor or Obligor Affiliate under such Contract to consent to the transfer, sale or assignment of the rights and duties of Customer under such Contract and (ii) does not contain a confidentiality provision that purports to restrict the ability of Buyer or its successors or assigns to exercise rights under this Agreement or the other Transaction Documents, including, without limitation, their right to review such Contract.

(j)            The Receivable is legally and beneficially owned by Customer, free and clear of any Adverse Claim, except as created or permitted hereunder, and any assignment of such Receivable by Customer or its transferees is not prohibited by the applicable Contract or any Related Security with respect thereto.

(k)           The Receivable together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, usury and other consumer laws) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation.

(l)            The Receivable was generated in the ordinary course of Customer’s business.

(m)          The Receivable arises under a Contract the terms of which call for monthly and no more than 240 installment payments. Where the Receivable is a fixed rate obligation pursuant to the Franchise Loan Origination Guidelines, the terms of the Contract call for level pay installment payments, except for the first installment and the final installment, each of which may be less but not more than the other monthly payments. The Receivable has a first installment due date no later than the next succeeding Cut-Off Date unless the first installment is prepaid, in which case the next installment has a due date no later than the second Cut-Off Date following the date on which the Receivable is made. Each payment is due on the same day of the month.

(n)           Buyer has a perfected ownership interest in or a first perfected security interest in the Receivable and all Related Security and the Related Security includes, without limitation, (i) the fee simple interest in all real property owned by the Obligor and/or the Obligor Affiliates and used in connection with the operation of the automobile dealership to which the Receivable relates, and (ii) if the Obligor is not the owner thereof and/or the Obligor is not the franchisee, the leasehold interest in such real property.

(o)           Buyer has not notified Customer in writing that it has determined, in its good faith discretion, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable because such Receivable poses a material risk of uncollectibility or inability to be included in a Securitization Transaction.

(p)           The Contract contains the original signatures of the respective Obligor and Obligor Affiliates.

(q)           No provision of the Contract has been waived, extended, altered or modified in any material respect except in accordance with the Franchise Loan Origination Guidelines, or, if criteria for such waiver, extension, alteration or modification is not contained in the Franchise Loan Origination Guidelines, with the prior consent of Buyer.

(r)            All Scheduled Payments made on the Receivable have been applied to the Outstanding Principal Balance as required by the Contract and by law.  Any payments in respect of interest and principal in excess of the Scheduled Payments due at the time of such payment were applied to the final maturing Scheduled Payments and not the Scheduled Payments next due.

(s)           On the date the Receivable was originated, the Obligor and each Obligor Affiliate had the capacity to contract and was solvent. Customer is not aware of facts which indicate Obligor or any Obligor Affiliate did not have the capacity to contract or which indicate a material adverse change since the date of the Contract in the Obligor’s or any Obligor Affiliate’s financial condition or the value of the Related Security.

(t)            Customer has not commenced a foreclosure action or other lawsuit against the Obligor or any Obligor Affiliate; nor has Customer designated the Contract for such action.

(u)           The Contract relating to such Receivable is to be collected and otherwise serviced by Servicer.

(v)           The obligations of the original Obligor and the Obligor Affiliates have not been released or assumed by another Person unless the release or assumption was properly documented (or, in the case of an assumption, occurred by operation of law) and Buyer consents in writing to any such release or assumption for purposes of the Contract being an Eligible Receivable.

(w)          The Contract has not been, nor is it designated to be, terminated, satisfied, canceled, subordinated or rescinded in whole or in part; nor has any Related Security been released, or designated for release, from the security interest granted by the Contract, unless, and only to the extent, expressly provided in the Contract or otherwise consented to by Buyer.

(x)            No claims of rescission, setoff, counterclaim, defense or other dispute have been asserted with respect to the Contract.  Neither Customer nor any Affiliate of Customer has made any agreement with Obligor or any Obligor Affiliate to reduce the amount owed or the obligations incurred under the Contract.  Neither Customer nor any such Affiliate are required to perform any additional service for, or perform or incur any additional obligation to, Obligor or any Obligor Affiliate in order for Customer to enforce the Contract.

(y)           Except for payment defaults cured within thirty (30) days and Obligor Financial Covenant Defaults expressly disclosed in writing to Buyer, no default, breach, violation or event permitting acceleration under the terms of the Contract has occurred.

(z)            Custodian or Escrow Agent has received for delivery to Custodian: (i) the original Contract, bearing the original signatures of Obligor and each Obligor Affiliate, including any modifications or supplements thereto; and (ii) to the extent not subsumed in (i), the original Receivable Delivery Documents together with all other documents, agreements and instruments listed in the Schedules to the Closing Instructions delivered pursuant to the Escrow Agreement in connection with the closing of such Receivable.

“Eligible Investment” means (i) marketable securities issued or directly and unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor’s Ratings Group or at least P-1 from Moody’s Investors Service, Inc.; (iv) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having unimpaired capital and surplus of not less than $250,000,000 (each such commercial bank herein called an “Eligible Bank”); (v) Eurodollar time deposits having a maturity of less than one year purchased directly from any Eligible Bank (whether such deposit is with such Eligible Bank or any other Eligible Bank); (vi) money market funds having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (vii) debt securities issued by

REITs held as a temporary qualifying investments for REITs under the Code; provided, however, the investments described in part (vii) of this definition of Eligible Investments shall not be deemed Eligible Investment for purposes of investments of funds in the Collection Account.

Any of the foregoing Eligible Investments may, but shall not be required to, be purchased by or through Custodian or any of its Affiliates.  Eligible Investments may, but shall not be required to, include any of the aforesaid items which are obligations of Custodian and otherwise qualify pursuant to the preceding provision of this definition.

“Eligible Mortgage Loan Receivable” means, at any time, any Mortgage Loan Receivable that is listed on a List of Receivables that has been delivered to Buyer and which has been approved by Buyer, in Buyer’s sole discretion, and which, in Buyer’s sole discretion, also satisfies each of the following requirements:

(a)           The Obligor of which meets the criteria for eligibility as a borrower pursuant to the Mortgage Loan Origination Guidelines, as in effect at the time such Receivable originated.

(b)           The Obligor of which is not an Affiliate of any of the parties hereto.

(c)           The Obligor of which is not the Obligor of any Receivable that has at any time been a Defaulted Receivable.

(d)           The Receivable is not, and has not at any time been, a Defaulted Receivable.

(e)           The Receivable is evidenced by an “instrument” within the meaning of the UCC of all applicable jurisdictions.

(f)            The Receivable is denominated and payable only in United States dollars in the United States.

(g)           The Receivable arises under a Contract in substantially the form of one of the form contracts set forth on Exhibit B annexed hereto; the applicable Contract documents and assignments thereof to Buyer (or in blank) evidencing or securing the applicable Receivable are substantially in the form of the documents provided to Buyer pursuant to Schedule 2.2-1 or in the alternative, Customer has provided Buyer with machine-generated comparisons of such documents against the draft documents provided to Buyer, with such changes reasonably approved by Buyer; such Contract and such Receivable and the related Receivable Delivery Documents are in full force and effect and constitute the legal, valid and binding obligations of the Obligor enforceable against such Obligor in accordance with their respective terms subject to no offset, counterclaim or other defense, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability.

(h)           The Receivable arises under a Contract which (i) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Customer under such Contract and (ii) does not contain a confidentiality provision that purports to restrict the ability of Buyer or its successors or assigns to exercise rights under this Agreement or the other Transaction Documents, including, without limitation, their right to review such Contract.

(i)            The Receivable is legally and beneficially owned by Customer, free and clear of any Adverse Claim, except as created or permitted hereunder, and any assignment of such Receivable by Customer or its transferees is not prohibited by the applicable Contract or any Related Security with respect thereto.

(j)            The Receivable together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, usury and other consumer laws) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation.

(k)           The Receivable was generated in the ordinary course of Customer’s business.

(l)            The Receivable arises under a Contract the terms of which call for monthly and no more than 240 installment payments. Where the Receivable is a fixed rate obligation pursuant to the Mortgage Loan Origination Guidelines, the terms of the Contract call for level pay installment payments, except for the first installment and the final installment, each of which may be less but not more than the other monthly payments. The Receivable has a first installment due date no later than the next succeeding Cut-Off Date unless the first installment is prepaid, in which case the next installment has a due date no later than the second Cut-Off Date following the date on which the Receivable is made. Each payment is due on the same day of the month.

(m)          Buyer has a first perfected ownership interest in or a first perfected security interest in the Receivable and all Related Security.

(n)           Buyer has not notified Customer in writing that it has determined, in its good faith discretion, that such Receivable or class of Receivables is not acceptable as an Eligible Receivable because such Receivable poses a material risk of uncollectibility.

(o)           The Contract contains the original signature of the respective Obligor.

(p)           No provision of the Contract has been waived, extended, altered or modified in any material respect except in accordance with the Mortgage Loan Origination Guidelines, or, if criteria for such waiver, extension, alteration or modification is not contained in the Mortgage Loan Origination Guidelines, with the prior consent of Buyer.

(q)           All Scheduled Payments made on the Contract have been applied to the Outstanding Principal Balance as required by the Contract and by law.  Any payments in respect of interest and principal in excess of the Scheduled Payments due at the time of such payment were applied to the final maturing Scheduled Payments (thereby reducing the Outstanding Principal Balance thereof) and not the Scheduled Payments next due.

(r)            On the date of the Contract, the Obligor had the capacity to contract and was solvent.  Customer is not aware of facts, arising after the date of the Receivable, which indicate Obligor did not have the capacity or which indicate a materially adverse change since the date of the Contract in the Obligor’s financial condition or the value of the Related Security.

(s)           Customer has not commenced a foreclosure action or other lawsuit against the Obligor; nor has Customer designated the Contract for such action.

(t)            The Contract is to be collected and otherwise serviced by Customer.

(u)           The obligation of the original Obligor has not been released or assumed by another Person unless the release or assumption was properly documented (or, in the case of an assumption, occurred by operation of law) and Buyer consents in writing to it for purposes of the Contract being an Eligible Receivable.

(v)           The Contract has not been, nor is it designated to be, terminated, satisfied, canceled, subordinated or rescinded in whole or in part; nor has any Related Security been released, or designated for release, from the security interest granted by the Contract, unless, and only to the extent, consented to by Buyer.

(w)          No claims of rescission, setoff, counterclaim, defense or other dispute have been asserted with respect to the Contract.  Neither Customer nor any Affiliate of Customer has made any agreement with Obligor to reduce the amount owed under the Contract.  Neither Customer nor any such Affiliate are required to perform any additional service for, or perform or incur any additional obligation to, Obligor in order for Customer to enforce the Contract.

(x)            Except for payment defaults cured within thirty (30) days and Obligor Financial Covenants Defaults expressly disclosed, in writing, to Buyer, no default, breach, violation or event permitting acceleration under the terms of the Contract has occurred.

(y)           Custodian, on behalf of Buyer or Escrow Agent, pursuant to the Paying Agent Agreement, as Buyer’s agent, has received for delivery to Custodian: (i) the original Contract, bearing the original signature of Obligor, including any modifications or supplements thereto; and (ii)  to the extent not subsumed in (i), the Receivable Delivery Documents, and all of the documents, agreements and instruments listed in the Schedules to the Closing Instructions delivered pursuant to the Escrow Agreement in connection with the closing of such Receivable.

“Eligible Receivable” means any Eligible Direct Loan Receivable and any Eligible Mortgage Loan Receivable.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, plans, policies or decrees and the like relating to (i) environmental matters, including, without limitation, those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or

(iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Customer or any of its Subsidiaries or any of their respective properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of Customer or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Customer or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Customer or such Subsidiary and with respect to liabilities arising after such period for which Customer or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty (30) day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by their due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Customer any of its Subsidiaries or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Customer, any of its Subsidiaries or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Customer, any of its Subsidiaries or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Customer, any of its Subsidiaries or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Customer, any of its Subsidiaries or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the

Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Customer, any of its Subsidiaries or any of its ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Escrow Agent” means Lawyers Title Insurance Corporation or another escrow agent selected by Customer with the approval of Buyer, as Escrow Agent, under the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement among Buyer, Customer and Escrow Agent executed and delivered on or prior to the Closing Date in form and substance satisfactory to Buyer.

“Excess Principal” means the remainder of (x) the product of (1) the Advance Rate, multiplied by (2) the Net Receivables Balance, minus (y) the Aggregate Principal Outstanding; provided, that for purposes of calculating available Excess Principal, the Aggregate Principal Outstanding will be reduced by Partial Prepayments of Invested Principal only to the extent made on a voluntary basis by Customer pursuant to Section 2.9(d) hereof; provided, however, after giving effect to any proposed disbursement request (or actual disbursement) in respect of Excess Principal, the Aggregate Principal Outstanding may not exceed the lesser of (x) the Facility Limit and (y) the Warehouse Asset Limit Amount.

“Facilities” means all real property now, hereafter or heretofore owned, leased, operated or used by Customer or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Facility Limit” means $150,000,000; provided, however, the Facility Limit may be increased, upon ten (10) Business Days’ notice from Customer, to Buyer to $200,000,000, but only with Buyer’s consent, which consent may be given or withheld in the sole discretion of Buyer (i.e., it may be given or withheld by Buyer for any or no reason) and payment to Buyer by Customer of an additional fee equal to $625,000.

“Facility Termination Date” means April 10, 2005.

“Financial Condition Covenants” is defined in Section 5.1(n).

“Finance Charges” means, with respect to a Contract, any finance, interest, late or similar charges owing by an Obligor pursuant to such Contract.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Customer and its Subsidiaries ending on December 31 of each calendar year.

“Franchise Loan Origination Guidelines” means Customer’s loan origination policies and practices relating to Direct Loan Receivables existing on the date hereof and set forth in Schedule 1.1(a) annexed hereto, as modified from time to time by Customer’s Board of Directors.

“Funding Date” means, with respect to each Investment of Principal, the Business Day on which such Investment of Principal is made.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any other foreign or domestic court, tribunal or entity of any nature exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Gross Negligence” means willful misconduct, recklessness or the absence of the slightest care or the complete disregard of consequences.  Gross Negligence does not mean the absence of ordinary care or diligence, or an inadvertent act or an inadvertent failure to act.  To the extent the term “gross negligence” is used with respect to Buyer or another Purchaser Representative or any other indemnitee in any of the Transaction Documents, it shall have the meaning set forth herein.

“Guaranty” of a Person means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract and shall include, without limitation, the contingent liability of such Person in connection with any application for a letter of credit.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

“Indebtedness” means, with respect to any Person on a consolidated basis: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) indebtedness of others subject to a Guaranty by such Person; and (h) indebtedness of general partnerships of which such Person is a general partner.

“Indemnified Amount” has the meaning assigned to that term in Section 9.1.

“Indemnified Party” has the meaning assigned to that term in Section 9.1.

“Interest” means, with respect to any Tranche Period or other applicable period, the aggregate of the following:

AR x PO x AD 360
Where

AR = the Applicable Rate for such Tranche Period,

PO = the Aggregate Principal Outstanding for such Tranche Period, and

AD = the actual number of days elapsed during such Tranche Period;

provided, however, that no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by applicable law; and provided further, that Interest shall not be considered paid by any payment if at any time such payment is rescinded or must be returned for any reason.

“Interest Payment Date” means the tenth day of each month, commencing with the first such date after the first Funding Date; provided that if such tenth day is not a Business Day, the Interest Payment Date for such month shall be the next succeeding Business Day.

“Invested Principal” means, with respect to any Investment of Principal, the amount paid to Customer by Buyer hereunder in connection with such Investment of Principal.

“Investment” means any direct or indirect purchase or other acquisition by Customer or any of its Subsidiaries of, or of a beneficial interest in, any stock or other Securities of any other Person or any direct or indirect loan, advance (other than acquisitions of Warehouse Assets permitted hereunder) or capital contribution by Customer or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment of Principal” means any advance of principal by Buyer hereunder to Customer.

“Investment of Principal Request” means a notice substantially in the form of Exhibit A-1 annexed hereto delivered by Customer to Buyer pursuant to Section 2.2(c) with respect to a proposed Investment of Principal.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Late Charge” is defined in Section 2.4(c).

“LIBOR Rate” means the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) equal to the London Interbank Offered Rate (LIBOR) with a one-month maturity as reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day preceding the first day of the relevant Tranche Period (or other relevant period).  For purposes hereof, the LIBOR Rate for the period commencing on the Closing Date and ending on May 9, 2004 shall be 1.10%.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance (including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest, and any mechanic’s Liens) and any credit insurance arrangement option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Liquidation Day” for any portion of the Warehouse Assets means any day on or after the Termination Date.

“List of Receivables” means the list delivered to Buyer and Custodian by Customer with each Receivable which:  (i) identifies each Receivable being delivered by account number, the name of the Obligor and the Outstanding Principal Balance and (ii) identifies all Related Security with respect to each Receivable.

“Loan Origination Guidelines” means the Franchise Loan Origination Guidelines and the Mortgage Loan Origination Guidelines, collectively.

“Market Value” means, as of any relevant date, the lesser of (x) market value of the Receivables on such date, as determined by Buyer in the manner set forth below, and (y) the Net Receivables Balance.  The Market Value of all Receivables on the Receivables List shall be determined by Buyer, in its sole but commercially reasonable discretion, on each Business Day during the term of the Agreement taking into account, among other things, the then current market value of the Swap Agreement.  Customer shall cooperate with Buyer in its determination of Market Value of each of the Receivables (including, without limitation, providing all information and documentation in the possession of Customer regarding such Receivables or otherwise required by Buyer in its commercially reasonable judgment).  For purposes of clarification, it is agreed that in the event (x) a payment delinquency of more than thirty (30) days by an Obligor or Obligor Affiliate shall exist, or (y) the applicable Receivable is a Defaulted Receivable or is no longer an Eligible Direct Loan Receivable or Eligible Mortgage Loan Receivable, the Market Value of the applicable Receivable shall be zero.  In no event shall the Market Value of any Warehouse Asset be deemed to exceed $25,000,000.

“Material Adverse Change” means an event or condition the occurrence of which has had, or could reasonably be expected to have (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Customer or the value or collectibility of the Warehouse Assets or (ii) a material adverse effect on the ability of Customer to pay or perform any Customer Obligation or any other obligations under any of the Transaction Documents, or on the rights and remedies of Buyer under any Transaction Document with respect to the Warehouse Assets or otherwise.

“Maximum Advance Rate” means 66.6%.

“Mortgage Loan Origination Guidelines” means Customer’s loan origination policies and practices relating to Mortgage Loan Receivables existing on the date hereof and set forth in Schedule 1.1(a) annexed hereto, as modified from time to time by Customer’s Board of Directors.

“Mortgage Loan Receivable” means any term loan made by Customer to a borrower in connection with a Real Estate Mortgage Loan, in each case as amended, modified or supplemented from time to time, and all rights of every nature of Customer and all obligations of Obligor thereunder, including but not limited to all Indebtedness or other obligations owed to Customer (without giving effect to any transfer or conveyance to Buyer hereunder) of such Obligor arising thereunder, and includes, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners.

“Net Receivables Balance” means, at any time, an amount equal to the Outstanding Principal Balance of all Eligible Receivables reduced by the entire Outstanding Principal Balance of all Eligible Receivables constituting Defaulted Receivables or other Charge-Off Receivables.

“Net Recoveries” means, with respect to a Defaulted Receivable, the monies collected from whatever source, during any Accounting Period following the Accounting Period in which such Receivable became a Defaulted Receivable, net of the reasonable costs of liquidation plus any amounts required by law to be remitted to the respective Obligor.

“Obligor” means, with respect to any Receivable, the Person or Persons obligated to make payments pursuant to the Contract or any Guaranty relating to such Receivable.

“Obligor Affiliate” means each Affiliate of the Obligor granting a security interest in all or part of the Related Security and/or providing an Affiliate Guaranty.

“Obligor Financial Covenants” means the financial covenants of an Obligor or Obligor Affiliate set forth in a Contract.

“Obligor Financial Covenant Default” means the failure of an Obligor or Obligor Affiliate to comply with its Obligor Financial Covenants.

“Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer.

“Operating Lease” means, as applied to any Person, any lease of any property that is not a Capital Lease, other than any such lease under which that Person is the lessor.

“Other Costs” has the meaning assigned to such term in Section 9.4.

“Outstanding Principal Balance” means the outstanding principal balance of a Contract.

“Outstanding Principal Invested” means the aggregate outstanding principal balance of all Invested Principal.

“Overdue Rate” means at all times (including after the occurrence of a Termination Event), a rate per annum equal to (a) the Base Rate plus (b) 5%.

“Partial Prepayments of Invested Principal” means amounts paid from time to time in reduction of the Aggregate Principal Outstanding pursuant to the requirements of Section 2.9(c) or made voluntarily by Customer pursuant to Section 2.9(d) or Section 2.13.

“Paying Agent” means The Bank of New York, and its permitted successors and assigns, acting in its capacity as Paying Agent under the Paying Agent Agreement.

“Paying Agent Agreement” means the Custodial and Paying Agent Agreement to be entered into on or prior to the Closing Date among Buyer, Paying Agent and Customer on terms and conditions satisfactory to Buyer.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of the functions thereof.

“Permitted Tax Distributions” means a declaration or payment of any dividend or the making of any distribution by Customer equal to the greater of: (a) the amount determined by Customer’s Board of Directors, board of trustees or analogous body, to be necessary to permit Customer to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of Customer within the meaning of Code Section 857(b)(2), determined without regard to deductions for dividends paid; or (b) the amount that is determined by Customer’s Board of Directors, board of trustees or analogous body, to be necessary either to maintain Customer’s status as a REIT under the Code for any calendar year or to enable Customer to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by Customer to its shareholders, with such distributions to be made as and when determined by Customer’s Board of Directors, board of trustees or analogous body, whether during or after the end of the relevant calendar year.

“Person” means any legal person, including any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Prior Period” means, with respect to any Interest Payment Date, the period commencing on the prior Interest Payment Date to but excluding the referenced Interest Payment Date.

“Preliminary Due Diligence Package” shall mean with respect to any proposed Warehouse Asset, Customer’s standard loan submission memorandum substantially, in the form of Schedule 1.1(c) attached hereto, accompanied by (a) a final or draft third-party appraisal of the real property securing the applicable Warehouse Asset, (b) a draft or final third-party environmental site assessment report for the applicable Warehouse Asset, (c) a draft or final third party real estate asset physical condition report for the applicable Warehouse Asset and (d) to the extent such approvals have occurred, a copy of all Customer internal approvals required for the origination of the Receivable in question.

“Proceeding” has the meaning assigned to that term in Section 5.1(b)(iv).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase” means the acquisition hereunder by Buyer of the Warehouse Assets.

“Purchaser Representative” means each of Buyer, Custodian and Paying Agent.

“Real Estate Mortgage Loan” means loans or notes secured by a first lien on real estate upon which is located one or more commercial structures.

“Receivable” means any Direct Loan Receivable and any Mortgage Loan Receivable.

“Receivable Delivery Documents” means (i) the original Contracts with respect to each Receivable and its Related Security and (ii) each other document, agreement or instrument listed in the schedules to the Closing Instructions delivered pursuant to the Escrow Agreement in connection with the closing of such Receivable.  The Receivable Delivery Documents shall, in each instance, include the documents identified on Schedule 1.1(d).

“Records” means, with respect to any Receivable, the Receivable Delivery Documents and other documents, books, records, reports, files, documents and other information (including, without limitation, computer programs, electronic data, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Warehouse Assets or the related Obligor.

“Regulatory Change” has the meaning assigned to that term in Section 9.3.

“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Section 856, et. seq. of the Code.

“Related Security” means with respect to any Receivable:

(a)           (i) the Records and any other documents contained in any receivable file; and (ii) funds deposited in the Collection Account and proceeds thereof;

(b)           all property from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(c)           all Guarantees, insurance and other agreements or arrangements of whatever character from time to time supporting or guaranteeing payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise; and

(d)           all proceeds, products or any other distributions of, from or in respect of any or all of the foregoing, including, without limitation, whatever is receivable or received when any of the foregoing is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the environment, or into or out of any Facility.

“Requirements of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or Governmental Authority applicable to or binding upon such Person or to which such Person is subject, whether federal, state or local, regulations promulgated pursuant to any of the foregoing and all state and local counterparts of such laws.

“Responsible Officer” means, with respect to Custodian, any officer within the Corporate Custodian Office of Custodian, including any Vice President (however designated), Assistant Treasurer, Assistant Secretary, Managing Director or other officer of Custodian customarily performing functions similar to those performed by any of the above designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of or interests in any class of equity Securities of Customer now or hereafter outstanding, except a dividend payable solely in shares of or interests in that class of equity Securities to the holders of that class, (b) any redemption, retirement, sinking fund, or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of or interests in any class of equity Securities of Customer now or hereafter outstanding, and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of or interests in any class of equity Securities of Customer now or hereafter outstanding.

“Schedule of Payments” means the schedule of payments disclosed on a Contract.

“Scheduled Payment” means the periodic installment payment amount disclosed in the Schedule of Payments for the Contract.

“Securities” means any stock, limited liability company interests, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, certificates issued in connection with a Securitization Transaction, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means The Securities Act of 1933, as amended, as now and hereafter in effect, or any successor statute.

“Securitization Transaction” means a securitization of Receivables by a Subsidiary of Customer in rated (by one or more nationally recognized rating agencies) asset backed transactions on terms acceptable to Buyer or that simultaneously with the closing thereof, causes payment in full, to Buyer, of the entire Customer Repurchase Price for all Receivables sold to Buyer not previously repurchased by Customer.

“Servicer” means BNY Asset Solutions, LLC, a Delaware limited liability company, in its capacity as Servicer under the Servicing Agreement.

“Servicing Agreement” means the Interim Servicing Agreement dated as of even date herewith among Servicer, Customer and Buyer.

“Servicer Default” means any “Event of Default” as defined in the Servicing Agreement unless such Event of Default has been timely remedied by Servicer or waived by Buyer.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” means, for any Person, any corporation or other business organization 50% or more of the outstanding voting Securities or other equity Securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more such corporations or organizations or by such Person and one or more such corporations or organizations, and any partnership of which such corporation or organization is a general partner.

“Swap Agreement” means interest rate swap agreements between Customer and one or more counterparties, which shall be collaterally assigned to Buyer.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, profits, withholding, excise, property, sales, use, occupation and franchise taxes (including, in each such case, any interest, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees or other assessments) imposed by the United States, any state or political subdivision thereof, any foreign government or any other jurisdiction or taxing authority.

“Taxable Non-REIT Assets” means Property of Customer that Customer’s Board of Directors, board of trustees or analogous body, determines is necessary to transfer to a Subsidiary or a grantor trust of which such Subsidiary is the sole beneficiary (a ‘Taxable REIT Subsidiary Entity’) in order to establish or maintain Customer’s status as a REIT under the Code, together with any other Property principally associated with Customer’s servicing and loan underwriting business, including, without limitation, leases, equipment, employment arrangements and cash, but excluding any Property the transfer of which would constitute a breach of Section 5.2(n) hereof.

“Termination Date” means the earliest to occur of (a) the date of the occurrence of a Termination Event described in Section 7.1, or (b) the Facility Termination Date.

“Termination Event” means an event described in Section 7.1.

“Tranche” means a portion of the Aggregate Principal Outstanding allocated to a Tranche Period.

“Tranche Period” means with respect to any Investment of Principal, initially a period of days commencing on the date of such Investment of Principal to and excluding the next succeeding Interest Payment Date, and, with respect to each continuation thereof, a period of days commencing on the Interest Payment Date on which such continuation began to and excluding the next succeeding Interest Payment Date.  No Tranche Period shall extend beyond the Termination Date.

“Transaction Documents” means this Agreement, the Servicing Agreement, the Paying Agent Agreement, the Swap Agreements and all other agreements, instruments, documents, UCC financing statements or certificates necessary to effectuate the transactions contemplated herein and therein.

“UCC” means, with respect to any state, the Uniform Commercial Code as from time to time in effect in such state or, if no state is specified, in the State of New York.

“Warehouse Assets” means, at any time, (a) each Receivable, including, without limitation, each Receivable identified on any List of Receivables delivered by Customer or Servicer to Buyer or any other Purchaser Representative and, for each such Receivable, the note representing such Receivable and the related Receivable Delivery Documents, (b) all Related Security with respect to each such Receivable, (c) each Collection with respect to each Receivable or its Related Security and (d) all proceeds, products or any other distributions of, from or in respect of any of the foregoing, including, without limitation, whatever is receivable or received when any of the foregoing is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.  For avoidance of doubt, the Warehouse Assets identified on Schedule 1.1 have been approved by Buyer for purchase on the Closing Date.

“Warehouse Asset Limit Amount” means, at any time, the sum of (a) the product of (i) the Maximum Advance Rate times (b) the Market Value of the Warehouse Assets with respect to which no Obligor Financial Covenant Default exists plus (b) the product of  (i) the Advance Rate applicable to Warehouse Assets as to which an Obligor Financial Covenant Default exists (i.e., 40%) times (ii) the Market Value of Warehouse Assets with respect to which an Obligor Financial Covenant Default exists.

Section 1.2.            Interpretation.

(a)           In each Transaction Document, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the

Transaction Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement (including any Transaction Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Transaction Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v)           reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          reference in any Transaction Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii)         “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to a Transaction Document as a whole and not to any particular Article, Section or other provision hereof;

(viii)        “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix)           “or” is not exclusive; and

(x)            relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.”

(b)           Accounting Terms.  In each Transaction Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

(c)           Conflict in Transaction Documents.  If there is any conflict between any Transaction Documents, such Transaction Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, this Agreement shall prevail and control.

(d)           Legal Representation of the Parties.  The Transaction Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Transaction Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

(e)           Defined Terms.  Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Transaction Document.

ARTICLE II
PURCHASES AND SETTLEMENT

Section 2.1.            Assignment and Conveyance.  Customer hereby sells, assigns, transfers and conveys to Buyer, as of the Closing Date, and Buyer hereby purchases and accepts, as of the Closing Date, assignment and transfer from Customer of, with recourse, all of Customer’s right, title and interest of every nature in and to the Warehouse Assets, whether now or hereafter existing or in which Customer now has or hereafter acquires an interest.

Section 2.2.            Facility and Incremental Investments.

(a)           Upon the terms and subject to the conditions and in reliance upon the representations and warranties of Customer herein and in the Transaction Documents set forth, Customer may, at its option, after the Closing Date, request Buyer make, from time to time, and Buyer may make, from time to time, additional Investments of Principal; provided, however, that, at no time shall any Investment be made at any time that the Aggregate Principal Outstanding exceeds the lesser of (i) Facility Limit or (ii) the Warehouse Asset Limit Amount.

(b)           No Investment of Principal shall be made on or after the Termination Date.  In addition, no Investment of Principal shall be made if after giving effect to such Investment of Principal, the Aggregate Principal Outstanding would exceed the lesser of (i) the Facility Limit or (ii) the Warehouse Asset Limit Amount.  No Receivable shall be originated, and no Investment of Principal with respect thereto shall be made after the date that both Vernon Schwartz and David A. Karp cease to be employed by Customer, as an executive officer of Customer in the same or similar capacity and with the same decision making authority as of the date of the Agreement.

(c)           The procedure for approval of Warehouse Asset sales to Buyer and Customer’s obtaining funds with respect thereto from Buyer is set forth in this Section 2.2, and, is further subject to satisfaction of the applicable conditions, set forth in Sections 4.1 and 4.2, and the conditions, processes and requirements set forth on Schedule 2.2-1.  In the event Customer shall desire that Buyer acquire a Warehouse Asset, the following procedures shall apply:

(i)            Investment of Principal Request.  Customer shall provide Buyer and Custodian with a request in substantially the form of Exhibit A-1 annexed hereto (an “Investment of Principal Request”) of each requested Investment of Principal, specifying, among other things, the requested Investment of Principal, the requested Funding Date for such Investment of Principal (which shall not be less than three (3) Business Days following the date of the Investment of Principal Request) and the proposed Eligible Receivable that Customer desires Buyer to acquire and shall be delivered together with a detailed sources and uses statement relating to such Investment of Principal in substantially the form of Schedule 1 to Exhibit A-1 annexed hereto.

(ii)           Preliminary Due Diligence Package. Prior to, or simultaneous with, an Investment of Principal Request, Customer shall deliver to Buyer the Preliminary Due Diligence Package pertaining to the Receivable in question.

(iii)          Buyer Review and Confirmation. Buyer shall inform Customer of its determination with respect to any assets proposed to be sold to Buyer by Customer in accordance with the procedures set forth on Schedule 2.2-1 attached hereto.   Notwithstanding Schedule 2.2-1 or any other provisions of this Agreement, Buyer shall have the right to review and approve, in accordance with the terms of this Agreement, all proposed Warehouse Assets (and the related Investment of Principal) proposed to be sold to Buyer and to conduct, at Customer’s sole cost and expense, its own due diligence investigation of such proposed Warehouse Assets as Buyer determines, in its sole discretion.  Upon agreeing to make an Investment of Principal, Buyer shall promptly deliver to Customer a written confirmation in the form of Schedule 2.2-2 attached hereto (a “Confirmation”), which Confirmation shall be promptly executed and delivered to Buyer by Customer (and, in any event not later than the earlier of (x) the date of the requested funding of Invested Principal and (y) two (2) Business Days after Buyer gives such Confirmation to Customer); provided, that unless otherwise agreed by Customer, Buyer shall deliver a separate Confirmation with respect to each Warehouse Asset which is the subject of an Investment of Principal.   Unless otherwise extended pursuant to Section 2.2(c)(vi), the Funding Date shall occur no later than fourteen (14) days following the date of the Confirmation.

(iv)          Contract Approval Request. Not later than three (3) Business Days prior to the applicable Funding Date, Customer will provide Buyer a Contract Approval Request in accordance with Schedule 2.2-1 together with the related drafts required to be delivered in accordance with Schedule 2.2-1. Buyer shall approve or disapprove such Contract Approval Request in accordance with Schedule 2.2-1.

(v)           Funding.  If Buyer has approved a Warehouse Asset, a Confirmation has been jointly executed and delivered by Buyer and Customer, and Buyer has approved a Contract Approval Request in accordance with Schedule 2.2-1, then, on the Funding Date for the Investment of Principal requested by Customer in the applicable Investment of Principal Request, the Warehouse Asset in question shall be transferred to Buyer against the additional Investment of Principal, subject to the conditions that (A) each of the conditions set forth in Section 4.2 have been satisfied, (B) Customer shall have provided Custodian (or the Escrow Agent on behalf of Custodian, as provided in the Escrow Agreement) the originals of the Contract and other Receivable Delivery Documents with respect to the Receivable(s) to be purchased with such Investment of Principal, (C) Escrow Agent shall have executed and delivered to Buyer and Customer the Closing Confirmation Letter (as defined in the Escrow Agreement) in accordance with Section 5.d of the Escrow Agreement; and (D) Customer shall have executed and delivered to Buyer its Closing Certificate. Upon and subject to the terms and conditions and in reliance on the representations and warranties set forth herein, Buyer shall deposit on the requested Funding Date as set forth in the Investment of Principal Request in immediately available funds, an amount equal to the requested Investment of Principal to Escrow Agent’s account as set forth in the Escrow Agreement.  Buyer shall cause such deposit to be made not later than 1:00 p.m. (New York time) on the requested Funding Date provided all conditions to such funding have been timely satisfied.   On the same Business Day as Buyer acquires a Warehouse Asset, Customer shall furnish Buyer and Custodian an updated List of Receivables including the Warehouse Asset in question.

(vi)          Funding Date Delay.  In the event the Funding Date is extended beyond fourteen (14) days following the date of the Confirmation, the related Investment of Principal Request shall be deemed rescinded and must be resubmitted for Buyer’s approval and the procedures set forth in this Section 2.2 adhered to, and in connection therewith, in the event of any modification of the Preliminary Due Diligence Package or the underlying Contracts, Customer shall deliver any applicable updates to the Preliminary Due Diligence Package and/or comparisons of the Contracts to the forms previously approved, as well as, if applicable, an updated Investment of Principal Request setting forth any revisions to the proposed Receivable, and the other changes, if any, to the Investment of Principal Request.

(vii)         Closing Date Funding; Excess Principal.  Subject to the satisfaction of the conditions set forth in Sections 4.1 and 4.2, as applicable, the procedures set forth in clauses (i) – (vi) of this Section 2.2(c) shall not apply to (i) the Investment of Principal to be made on the Closing Date or (ii) any Investment of Principal with respect to Excess Principal.  In the case of an Investment of Principal with respect to Excess Principal, Customer may (i) deliver a notice requesting such Investment of Principal at any time not later than three (3) Business Days prior to the requested Funding Date, and subject to the other conditions set forth in Sections 4.1 and 4.2, Buyer shall fund such requested Investment of Principal on the requested Funding Date in immediately available funds to Customer’s account designated for such purpose in the relevant Investment of Principal Request.  Any Investment of Principal with respect to Excess Principal may be used for any general corporate purpose of Customer including working capital requirements.

(d)           Each Investment of Principal Request shall be irrevocable and binding on Customer and Customer shall indemnify Buyer and Custodian against any loss or expense incurred by any of them as a result of any failure by Customer to accept such Investment of Principal, including, without limitation, any loss or expense incurred by any Buyer by reason of the liquidation or reemployment of funds acquired or requested by Buyer to fund such Investment of Principal.

(e)           Each Investment of Principal with respect to which Receivables are to be acquired with the proceeds thereof shall be in a minimum amount of $2,500,000 and in any amount in excess thereof.  Each such Investment of Principal shall be in an amount not in excess of the sum of (i) the Advance Rate multiplied by the Market Value of the Eligible Receivable to be acquired with the proceeds of such Investment of Principal and (ii) the maximum available amount of Excess Principal.  Each Investment of Principal with respect to Excess Principal that is not made in connection with an acquisition of Receivables shall be in a minimum amount of $2,500,000 (or, in the case the maximum available amount of Excess Principal is less than $2,500,000, such lesser amount) and in any amount in excess thereof up to maximum available amount of Excess Principal.  The maximum Invested Principal allocable to any Receivable shall not exceed $20,000,000.

(f)            The aggregate number of Investments of Principal and principal prepayments pursuant to Section 2.9(d), shall not exceed six per month.

(g)           On each Interest Payment Date, Tranches representing the Aggregate Principal Outstanding less the amount paid in reduction thereof on such Interest Payment Date pursuant to Sections 2.5(c) or 2.6(b) or pursuant to any other Partial Prepayments of Invested Principal shall be continued without further action of the parties.

(h)           On the Termination Date, Customer shall repurchase the Warehouse Assets from Buyer and pay Customer Repurchase Price to Buyer.

(i)            In the event that Buyer disapproves (or is deemed to disapprove) any Warehouse Asset in accordance with this Agreement, Customer may nevertheless originate such Warehouse Asset using it own funds.

Section 2.3.            Default Interest.

(a)           At all times on and after the Facility Termination Date or the occurrence and continuation of a Termination Event, the Aggregate Principal Outstanding shall accrue Interest at the Overdue Rate.

Section 2.4.            Interest, Fees and Other Costs and Expenses.

(a)           Customer shall pay, as a full recourse obligation, as and when due in accordance with this Agreement, all amounts payable as Interest and fees and costs and indemnities payable hereunder, the Aggregate Principal Outstanding, all amounts payable pursuant to Article IX hereof, if any, the Paying Agent and Custodian fees payable pursuant to the Paying Agent Agreement and all other amounts payable hereunder, if any.

(b)           All Investments of Principal shall, unless accruing interest at the Overdue Rate pursuant to Section 2.3(c), accrue Interest at the Base Rate.

(c)           In the event any payment of Interest or any other payment required under the Transaction Documents is not paid by Customer when due, Customer shall pay to Buyer, a late charge (“Late Charge”) equal to 5% of the overdue payment to compensate Buyer for the cost and expense arising from the late payment in question.

(d)           Not less than one Business Day prior to each Interest Payment Date, Customer shall, to the extent necessary to make all payments required to be made on an Interest Payment Date, pay to Custodian an amount equal to accrued and unpaid Interest on all Tranches for the related Tranche Periods.  If any amount hereunder shall be payable on a day that is not a Business Day, such amount shall be payable on the next succeeding Business Day.  Interest shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues, excluding the date of payment.  Nothing in this

Agreement (including Sections 2.5 and 2.6 hereof) shall limit in any way the obligations of Customer to pay the amounts set forth in Section 2.2(h) or in this Section 2.4.

Section 2.5.            Non-Liquidation Settlement Procedures.

(a)           On each day (other than a Liquidation Day) on which Collections are received in the Collection Account, Custodian shall set aside and hold all such funds in trust for the benefit of Paying Agent and the recipients described below.  On each Interest Payment Date, Paying Agent will in turn transfer such funds to the recipients described below in accordance with the terms of the Paying Agent Agreement.

(b)           On or prior to the Business Day preceding each Cut-Off Date, Buyer will provide Customer with written notice detailing Interest owing to Buyer on the next succeeding Interest Payment Date.  On or prior to each Cut-Off Date, Buyer and each of the Purchaser Representatives will provide Customer with written notice detailing all unpaid amounts then owing by Customer to such Person (and, in the case of Buyer, including amounts owing to Buyer in respect of Interest) under this Agreement for payment on the next succeeding Interest Payment Date in accordance with the respective priorities set forth in Sections 2.5(c) and 2.6(b) below.  Any amounts not so invoiced or paid may be submitted on or before any subsequent Cut-Off Date for payment on the next succeeding Interest Payment Date.

(c)           On each Interest Payment Date (if no Liquidation Day shall have occurred since the last Interest Payment Date), Paying Agent shall make remittances in accordance with the terms of the Paying Agent Agreement in the following priority:

(i)            first, concurrently, (A) to Servicer an amount equal to (i) the sums paid into the Collection Account by an Obligor for deposit into any escrow account to be maintained by Servicer and (ii) the unpaid fees and expenses owing to Servicer under the Servicing Agreement for all Prior Periods and (B) to itself, an amount equal to the unpaid fees and expenses payable to Custodian and Paying Agent under this Agreement with respect to all Prior Periods;

(ii)           second, to Buyer, an amount equal to the Interest accrued and unpaid through such day on the Aggregate Principal Outstanding;

(iii)          third, to Buyer, any other amounts (other than Aggregate Principal Outstanding) owing to Buyer under this Agreement, including under Section 2.7 hereof;

(iv)          fourth, concurrently, to Custodian, Buyer, Servicer or any other Purchaser Representative any fees, expenses and other amounts owing for any indemnification of such person by Customer that have not otherwise be provided for in items (i)-(iii) above;

(v)           fifth, to Buyer for the reduction of the Aggregate Principal Outstanding, an amount equal to the sum of the aggregate principal amount of Receivables scheduled to be paid for the Prior Period and the aggregate principal amount prepaid during such Prior Period;

(vi)          sixth, if the Aggregate Principal Outstanding is in an amount that exceeds the lesser of (1) the Facility Limit or (2) the Warehouse Asset Limit Amount, to Buyer for the reduction of the Aggregate Principal Outstanding, an amount equal to such excess, if any;

(vii)         seventh, if Buyer has given Customer and Paying Agent notice of the existence of monetary Potential Termination Event or a non-monetary Potential Termination Event determined by Buyer, in its sole discretion to be material or that would be material if it ripened into a Termination Event, to Buyer to be held by Buyer as security for Customer’s Obligations in accordance with Section 2.12; and

(viii)        eighth, the remainder, if any, to Customer.

Section 2.6.            Settlement Procedures to Be Followed if a Liquidation Day Occurs.

(a)           On each Liquidation Day on which Collections are received in the Collection Account, Custodian shall set aside and hold all such funds in trust for the benefit of Paying Agent and the recipients described below.  On each Interest Payment Date following one or more Liquidation Days, Paying Agent will in turn transfer such funds to the recipients described below in accordance with the terms of the Paying Agent Agreement.

(b)           On each Interest Payment Date (if one or more Liquidation Days shall have occurred after the prior Interest Payment Date), Paying Agent shall make remittances in the following priority:

(i)            first, concurrently, (A) to Servicer an amount equal to (i) the sums paid into the Collection Account by an Obligor for deposit into any escrow account to be maintained by Servicer and (ii) an amount equal to unpaid fees and expenses owing to Servicer under the Servicing Agreement with respect to all Prior Periods and (B) to itself, an amount equal to the unpaid fees and expenses payable to Custodian and Paying Agent under this Agreement with respect to all Prior Periods;

(ii)           second, to Buyer, an amount equal to the Interest accrued and unpaid through such day on the Aggregate Principal Outstanding;

(iii)          third, concurrently, to Buyer and any other Purchaser Representative, any fees, expenses and other amounts owed (other than Aggregate Principal Outstanding) under this Agreement to such party, ratably in accordance with the unpaid amounts thereof;

(iv)          fourth, to Buyer, an amount equal to the Aggregate Principal Outstanding; and

(v)           fifth, the remainder, if any, to Customer.

Section 2.7.            Facility Fees.  Customer agrees to pay to Buyer a facility fee equal to $1,875,000, such facility fee to be payable on the Closing Date.

Section 2.8.            Protection of Ownership Interest of Buyer; Attorney-in-Fact.

(a)           Customer agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents and take all action that Buyer may reasonably request in order to perfect or protect the Warehouse Assets or to enable Buyer to exercise or enforce any of its rights hereunder.  Without limiting the generality of the foregoing, Customer will execute and file such financing or continuation statements or amendments thereto or assignments thereof as may be reasonably requested by Buyer and (c) deliver to Custodian, all Contracts relating to the Warehouse Assets.  To the fullest extent permitted by applicable law, Buyer shall be permitted (but shall not be obligated) to sign and file continuation statements and amendments thereto and assignments thereof without Customer’s signature.  Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.  Customer hereby authorizes Buyer to file one or more financing statements with regard to the Warehouse Assets.

(b)           Customer hereby irrevocably authorizes, upon the occurrence and during the continuation of a Termination Event, Buyer, at Customer’s expense without any notice to Customer, and to notify any or all Obligors that Buyer has an interest in the Warehouse Assets.  Any such notice shall, at Buyer’s election, be signed by Customer and may be sent on Customer’s stationery.

(c)           Customer hereby irrevocably appoints Buyer (and all Persons designated by Buyer for that purpose) as Customer’s true and lawful attorney-in-fact to act in Customer’s place in Customer’s or Buyer’s name (which appointment shall become effective upon the Closing Date; provided, however, that neither Buyer nor any Person designated by Buyer pursuant to this Section 2.8(c) shall exercise the following except upon and during the continuation of a Termination Event):  (i) to endorse Customer’s name on any Collection; (ii) to sign Customer’s name on any assignment or termination of a security interest on any UCC financing statement related to any Warehouse Assets, and on any other public records regarding any Warehouse Assets; (iii) to send requests for verification to Obligors; (iv) demand payment of the Receivables, other Warehouse Assets consisting of payment obligations and Related Security; (v) enforce payment of the Receivables, other Warehouse Assets consisting of payment obligations and Related Security, by legal proceedings or otherwise; (vi) exercise all of Customer’s rights and remedies with respect to the collection and enforcement of the Receivables, other Warehouse Assets consisting of payment obligations, and Related Security; (vii) settle, adjust, compromise, discharge, release, extend, renew or, following notice to Customer (unless discharge or release is required pursuant to the applicable Contract or applicable law) discharge or release, the Receivables, other Warehouse Assets consisting of payment obligations, and Contract rights; (viii) if permitted by applicable law, sell or assign the Warehouse Assets upon such terms, for such amounts and at such time or times as Buyer deems advisable; (ix) take control, in any manner, of any item of payment or proceeds with respect to the Warehouse Assets; (x) prepare, file and sign Customer’s name on any proof of claim in bankruptcy or similar document against any Obligor or any other Person; (xi) prepare, file and sign Customer’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Warehouse Assets; (xii) do all acts and things necessary, in Buyer’s sole discretion, to exercise Buyer’s rights granted in or referred to in Section 7.2 of this Agreement; (xiii) endorse the name of Customer upon any item of payment or proceeds consisting of or relating to the Warehouse Assets and deposit the same to the account of Buyer for application to Customer Obligations; (xiv) use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Warehouse Assets to which Customer has access for the purpose of administering the Warehouse Assets; (xv) open Customer’s mail to collect Warehouse Assets and direct the Post Office to deliver Customer’s mail to an address designated by Buyer; and (xvi) do all things necessary to carry out and enforce this Agreement that Customer has failed to do.  Customer ratifies and approves all acts of Buyer in accordance with this Section 2.8(c) as Customer’s attorney-in-fact.  Buyer shall not, when acting as attorney-in-fact in accordance with this Section 2.8(c), be liable for any acts or omissions or for any error of judgment or mistake of fact or law, except for Gross Negligence, as finally determined by a court of competent jurisdiction.  This power, being coupled with an interest, is irrevocable until all Customer Obligations have been fully satisfied.  Customer shall upon request of Buyer execute powers of attorney to separately evidence the foregoing powers granted to Buyer.  All costs, fees and expenses incurred by Buyer, or for which Buyer becomes obligated, in connection with exercising any of the foregoing powers shall be payable to Buyer by Customer on demand by Buyer.

Section 2.9.            General Settlement Procedures; Mandatory and Voluntary Prepayments.

(a)           Customer shall cause, and shall instruct all Obligors at all times to cause, and shall ensure that at all times, all Collections of Receivables relating to the Warehouse Assets be paid directly to the Collection Account.  If for any reason Customer receives any Collections in any other manner, it will by the close of business on the first Business Day after the date of receipt deposit the same to the Collection Account, and Customer shall direct Servicer to so deposit such Collections received by Servicer, and all such Collections shall be held in trust for Buyer pending such deposit.

(b)           Except as provided in Sections 2.9(c) or (d), any payment by an Obligor in respect of any Indebtedness owed by it to Customer shall, except as otherwise specified by such Obligor or otherwise required by contract or law and unless otherwise instructed by Buyer be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other Indebtedness of such Obligor.

(c)           Customer shall pay mandatory Partial Prepayments of Invested Principal directly to Buyer for application against the Aggregate Principal Outstanding on the second Business Day following the date that Buyer notifies Customer that the Aggregate Principal Outstanding exceeds the lesser of (i) the Facility Limit or (ii) the Warehouse Asset Limit Amount in an amount not less than the excess of Aggregate Principal Outstanding over the lesser of (x) the Facility Limit or (y) the Warehouse Asset Limit Amount.  Notwithstanding anything in Sections 2.5 or 2.6 or the Paying Agent Agreement to the contrary, all Partial Prepayments of Invested Principal shall be applied by Buyer to reduce the Aggregate Principal Outstanding.  Unless a Termination Event exists, Buyer will not provide the notice described in this Section 2.9(c) as a result of Market Value reductions (exclusive of reductions in Market Value by virtue of Defaulted Receivables or other changes in the Net Receivables Balance) unless and until the aggregate of all Market Value reductions equals or exceeds five percent (5%) of the then Aggregate Principal Outstanding.

(d)           Voluntary Partial Prepayments of Invested Principal are not permitted except as provided in this Section 2.9(d) and Section 2.13  Customer may, on not less than ten (10) Business Days’ prior irrevocable notice, make voluntary Partial Prepayments of Invested Principal to Buyer for application against the Aggregate Principal Outstanding on the date of such payment.  Notwithstanding this Section 2.9(d) to the contrary, (i) minimum Partial Prepayments of Invested Principal shall not be less than $2,500,000 and (ii) no such Partial Prepayment of Invested Principal will be permitted if such Partial Prepayment, together with all other such Partial Prepayments and Investments of Principal, exceeds six in any month.  Notwithstanding anything in Sections 2.5 or 2.6 of this Agreement to the contrary, all Partial Prepayments of Invested Principal made pursuant to this Section 2.9(d) shall be applied by Buyer to reduce the Aggregate Principal Outstanding.

Section 2.10.          Payments and Computations, etc.  All payments by Customer of Interest, fees and other Customer Obligations hereunder shall be made in same day funds and without defense, setoff or counterclaim, free of any restriction or condition, and delivered not later than 3:00 p.m. (New York time) on the day when due in immediately available funds, with amounts received after such time being deemed paid on the Business Day following such receipt.  Any payment or other transfer of funds scheduled to be made on a day that is not a Business Day shall be made on the next Business Day, and any Interest accruing on such amount to be paid or transferred shall continue to accrue to such next Business Day.  Customer shall, to the extent permitted by law, pay to Custodian upon demand, interest on all amounts not paid or deposited when due to Custodian, Servicer, Buyer and Buyer hereunder at a rate equal to the Overdue Rate.

Section 2.11.          Reports.

(a)           Funding Notices.  Customer shall provide the information and reports described in Sections 4(e) and 4(f) the Paying Agent Agreement in accordance with the terms thereof.

(b)           Daily Net Receivables Balance Computation.  If requested by Buyer, at any time that (i) the excess of the Net Receivables Balance over the Aggregate Principal Outstanding is less than or equal to 50.0% of the Aggregate Outstanding Principal Balance plus $500,000 or (ii) after the occurrence of Termination Event, Customer shall furnish to Buyer by 6:00 p.m. (New York, New York time) each Business Day, a certificate in form and substance satisfactory to Buyer that calculates the Net Receivables Balance and Aggregate Principal Outstanding based on information current as of the end of the immediately preceding Business Day.

(c)           Non-Eligible Receivable.  After an Eligible Receivable is included in any List of Receivables, if Customer becomes aware that one of the requirements in the definition of Eligible Receivables are no longer being satisfied with respect to such Receivable, Customer shall provide Buyer and Custodian with written notice thereof within ten (10) Business Days of Customer becoming aware, explaining in detail the timing and reasons why the requirement or condition is not satisfied.

(d)           Credit Bureau Reports.  Upon the request of Buyer, Customer shall to the extent authorized by law obtain current credit bureau reports on Obligors.

(e)           Reporting Generally.  In addition to the foregoing, Customer shall furnish to Buyer such reports in such form that Buyer reasonably determines are necessary to track and monitor the Warehouse Assets.  Such reports shall be in form and substance satisfactory to Buyer.  All reports required hereunder may be provided in “paper” form or on computer tape or disk or other electronic means acceptable to and usable by the receiving party.

(f)            Quarterly and Monthly Receivables and Servicing Reports.  Customer shall deliver to Buyer and Servicer, no later than the fifteenth day following the last Business Day of each fiscal quarter, (i)  up-to-date summary of payment histories, contract accounting, Outstanding Principal Balance, customer service notes, collection histories, Obligor names and addresses and a delinquency report, as Customer periodically prepares for its internal purposes; and (ii) such other materials regarding the performance and financial condition of the Obligors as Customer periodically prepares for its internal purposes.  Customer shall deliver to Buyer, no later than each Interest Payment Date, a servicing report in a format and containing such information that is reasonably satisfactory to Buyer and Customer.  Such report shall be made available in written or electronic format.  Buyer and Customer agree that the form of report attached hereto as Schedule 2.11(f) is satisfactory.

Section 2.12.          Cash Trap.  Buyer shall hold funds paid to it pursuant to Section 2.5(c)(vii) as additional security for Customer’s Obligation.  If the Potential Termination Event in question shall cease to exist and no Termination Event or other Potential Termination Event shall then exist, Buyer will disburse the amount so held to Customer and if a Termination Event shall occur or exist, all funds paid pursuant to Section 2.5(c)(vii) will be applied to Customer’s Obligations as determined by Buyer, in its sole discretion.

Section 2.13.          Whole Loan Repurchases.  So long as a Termination Event has not occurred, Customer, with the prior consent of Buyer (or, without Buyer’s consent, if all Receivables are being repurchased), may, on not less than four (4) Business Days’ prior irrevocable notice, repurchase, on a whole loan basis, any Receivable from Buyer.  If Customer elects to so repurchase any Receivable, Customer shall pay to Buyer, Customer Repurchase Price with respect to such Receivable (and if all Receivables are repurchased, Customer Repurchase Price for all Receivables) and thereafter sell the Receivable to a party (which may be Customer or another Subsidiary of Customer), thereby removing the Receivable(s) from the List of Receivables and reducing the Aggregate Principal Outstanding in an amount equal to the portion of Customer Repurchase Price relating to such Receivable(s) that is allocable to part (a) of the definition of Customer Repurchase Price.  In connection with such repurchase, Buyer shall, at Customer’s sole cost and expense, take all actions as may be reasonably be requested by Customer to reconvey, without recourse or warranty, or evidence the reconveyance, without recourse or warranty, of the Receivable(s) in question to Customer or such other Person as Customer may designate, including delivery of instructions to the Servicer pursuant to Sections 3.6 and 8.2 of the Servicing Agreement.

Section 2.14.          Defeasance of Receivables.  Customer acknowledges and agrees that in the event any Obligor conducts a defeasance of any Receivable, Customer shall promptly give Buyer notice thereof, and shall cause the related defeasance collateral and documentation required to be delivered in accordance with the terms of the applicable Contracts, to be delivered to Custodian, to be maintained in trust for the benefit of Buyer pursuant to the Paying Agent Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.            Representations and Warranties.  Except as expressly set forth below, Customer represents and warrants as of the date hereof, on the Closing Date, and as of the date of each Purchase and Investment of Principal hereunder, as follows:

(a)           Corporate Existence and Power; Subsidiaries.  Customer is a Maryland real estate investment trust duly organized, validly existing and subsisting under the laws of the State of Maryland.  Customer has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement and the Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.  Customer is qualified to do business and in good standing in every jurisdiction where it is required to so qualify to carry out its business and operations, and is in compliance with all licensing requirements required to carry out its business and operations at such time, except in jurisdictions where the failure to be so qualified or in good standing or licensed has not resulted in and will not result in a Material Adverse Change.  Customer and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to Section 5.2.  Customer has no Subsidiaries as of the Closing Date except as disclosed on Schedule 3.1(a).

(b)           Corporate and Governmental Authorization; Contravention.  The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by all necessary action of the part of Customer and do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Customer or any of its Subsidiaries, the operating agreement, limited liability agreement, declaration of trust, trust agreement, certificates of formation, articles of incorporation, articles or certificates of incorporation or bylaws, as applicable, of Customer or other charter documents of Customer or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Customer or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Customer or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Customer or any of its Subsidiaries, other than any Lien created by a Transaction Document, or (iv) require any approval of members or stockholders or any approval or consent of any Person under any Contractual Obligation of Customer or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Buyer.

(c)           Valid Sale; Binding Effect.  Each sale made by Customer pursuant to this Agreement and the other Transaction Documents shall constitute a valid assignment of or security interest in all of Customer’s right, title and interest in, to and under the Warehouse Assets by Customer to Buyer that is perfected and of first priority under the UCC and otherwise enforceable against creditors of and purchasers from Customer and free and clear of any Adverse Claim (other than those permitted hereunder).  This Agreement and the other Transaction Documents have been duly executed and delivered by Customer and constitute the legal, valid and binding obligations of Customer, enforceable against Customer in accordance with their respective terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

(d)           Government Approvals.  All authorizations, consents, orders and approvals of, or other action by, any Governmental Authority that are required to be obtained by Customer and all notices to and filings with any Governmental Authority that are required to be made by Customer, in the case of the foregoing in connection with the conveyance of the Warehouse Assets or the due execution, delivery and performance by Customer of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, have been obtained or made and are in full force and effect.

(e)           Perfection.  Customer is and shall be the owner of all of the Warehouse Assets free and clear of any Adverse Claims except those of Buyer.  On or prior to the date hereof and prior to Customer’s acquisition of any new Receivable, and on or prior to each Investment of Principal, all financing statements and other documents required to be recorded or filed and all actions necessary or advisable in order to perfect and protect the Warehouse Assets against all creditors of and purchasers from Customer will have been delivered for filing in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full, or provision therefor shall have been made.

(f)            Accuracy of Information and Related Matters.  All information heretofore furnished by Customer to Buyer or any other Purchaser Representative for the purposes of or in connection with this Agreement and the other Transaction Documents or any transaction contemplated hereby, which in each case was prepared either by Customer or an Obligor is, and all such information hereafter furnished by Customer to Servicer, Buyer or any other Purchaser Representative will be, true and accurate in every material respect, on the date such information is stated or certified, or, in the case of information provided by an Obligor is or will be true and accurate in every material respect to the best of Customer’s knowledge.  There are no facts known (or that should upon the reasonable exercise of diligence be known) to Customer (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change and that have not been disclosed herein or in such other documents, certificates and statements furnished by Customer to Buyer for use in connection with the transactions contemplated hereby.

(g)           Actions; Suits.  There is no action, suit, proceeding, arbitration or governmental investigation (whether or not purportedly on behalf of Customer or any of its Subsidiaries) at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of Customer, threatened against or affecting Customer or its Subsidiaries or any property of Customer or any of its Subsidiaries that has resulted in, or could reasonably be expected to result in, a Material Adverse Change.  Neither Customer nor any of its Subsidiaries is (i) in violation of any applicable law that has resulted in, or could reasonably be expected to result in, a Material Adverse Change, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that has resulted in, or could reasonably be expected to result in, a Material Adverse Change.  Schedule 3.1(g) identifies as of the Closing Date all Proceedings involving an alleged liability of, or claims against or affecting, Customer or any of its Subsidiaries equal to or greater than $100,000.

(h)           Performance of Agreements; Materially Adverse Agreements.  Neither Customer nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not result in a Material Adverse Change.  Neither Customer nor any of its Subsidiaries is a party to or is otherwise subject to any agreement or instrument or any charter or other internal restriction which has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Change.

(i)            Bulk Sales Act.  No transaction contemplated by this Agreement requires compliance with, or will be subject to avoidance under, any bulk sales act or similar law.

(j)            Margin Regulations; Governmental Regulations.  No use of any funds obtained by Customer under this Agreement or the other Transaction Documents will conflict with or contravene any of Regulations G, T, U, and X promulgated by the Federal Reserve Board from time to time.  Neither Customer nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Customer Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of Customer Obligations unenforceable.

(k)           Place of Business.  The chief place of business and chief executive office of Customer is located at the address of Customer set forth on the signature page of this Agreement; and the offices where Customer keeps all of its Records are located at the address(es) listed on Schedule 3.1(k) annexed hereto or such other locations of which Buyer has been given notice in accordance with Section 2.8 in jurisdictions where all action required by Section 2.8 has been taken and completed.

(l)            Account Banks and Payment Instructions.  The names and addresses of all banks with the account numbers of the accounts at the banks into which Collections are to be paid are accurately listed on Schedule 3.1(l) annexed hereto.  Customer has instructed all Obligors to submit all payments on the Receivables and Related Security directly to the Collection Account.

(m)          Good Title.  Customer and its Subsidiaries have good, sufficient and legal title to all of their respective properties and assets reflected in the most recent financial statements delivered to Buyer, except for assets disposed of since the date of such financial statements in the ordinary course of business.  Except as permitted by Section 5.2(a), all such properties and assets are free and clear of Liens.

(n)           Names.  As of the date hereof and except as set forth on Schedule 3.1(n), the legal names of Customer are the only names used by such Person.  Customer has not used any corporate names, trade names or assumed names, except as disclosed on Schedule 3.1(n), and will not use any such names without first giving written notice thereof to Buyer and Custodian.

(o)           Eligible Receivables.  Each Receivable included in the Net Receivables Balance as an Eligible Receivable on the date of any Purchase or any Investment of Principal shall in fact be an Eligible Receivable on and as of such date of Purchase or Investment of Principal.

(p)           Servicing Programs.  No license or approval is required for Customer’s, Buyer’s or any Purchaser Representative’s use of any program or other property used by Servicer in the servicing of the Warehouse Assets, other than those which have been obtained and are in full force and effect.

(q)           Loan Origination Guidelines.  Customer has complied, and will comply, in all material respects with the Franchise Loan Origination Guidelines or Mortgage Loan Origination Guidelines, as applicable, in regard to each Receivable and related Contract.

(r)            No Material Adverse Change.  Since December 31, 2003, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Change.  Except as expressly permitted pursuant to Section 5.2(h), neither Customer nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so.

(s)           Payment of Taxes.  All tax returns and reports of Customer and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Customer and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  Customer knows of no proposed tax assessment against Customer or any of its Subsidiaries which is not being actively contested by Customer or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

(t)            Employee Benefit Plans.

(i)            Customer, each of its Subsidiaries and each of its ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the

Internal Revenue Code is so qualified.  Each Employee Benefit Plan is listed on Schedule 3.1(t) annexed hereto.

(ii)           No ERISA Event has occurred or is reasonably expected to occur.

(iii)          Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Customer, any of its Subsidiaries or any of its ERISA Affiliates.

(iv)          As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000.

(v)           As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Customer, its Subsidiaries and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $100,000.

(u)           Solvency.  Customer and each of its Subsidiaries is and, upon the incurrence of any Customer Obligations by Customer on any date on which this representation is made, will be, Solvent.

(v)           REIT.  Customer is, and at all times since its formation has been, a REIT.

(w)          Environmental Protection.  (i) The operations of Customer and each of its Subsidiaries (including, without limitation, all operations and conditions at or in the Facilities) comply in all material respects with all Environmental Laws; (ii) Customer and each of its Subsidiaries has obtained all Governmental Authorizations under Environmental Laws necessary to their respective operations, and all such Governmental Authorizations are in good standing, and Customer and each of its Subsidiaries are in compliance with all material terms and conditions of such Governmental Authorizations; (iii) neither Customer nor any of its Subsidiaries has received (a) any notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or comparable state laws, and, to the best of Customer’s knowledge, none of the operations of Customer or any of its Subsidiaries is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location; (iv) none of the operations of Customer or any of its Subsidiaries is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to result in a Material Adverse Change; and (v) neither Customer nor any of its

Subsidiaries has any contingent liability in connection with any Release of any Hazardous Materials by Customer or any of its Subsidiaries.

(x)            Employee Matters.  There is no strike or work stoppage in existence or threatened involving Customer or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

(y)           Warehouse Assets.  As to each of the Warehouse Assets, except as expressly disclosed in writing to, and expressly approved in writing by, Buyer, the statements on Schedule 3.1(y) are true and correct in all respects and each of the Warehouse Assets is an Eligible Receivable.

(z)            Termination Events.  No Termination Event or Potential Termination exists.

(aa)         Indebtedness.  Customer has not incurred and is not liable on account of any Indebtedness or Contingent Obligation that is not expressly permitted pursuant to this Agreement.

(bb)         Registered Organization.  Customer is a “registered organization” (as defined in the UCC) of the State of Maryland.

Section 3.2.            Reaffirmation of Representations and Warranties.  On each day that an Investment of Principal is made hereunder, Customer, by accepting the proceeds of such Investment of Principal, shall be deemed to have certified that (i) all representations and warranties described in Section 3.1 hereof are correct on and as of such day as though made on and as of such day, and (ii) no event has occurred or is continuing, or would result from any such Investment of Principal, that constitutes a Termination Event or a Potential Termination Event.

ARTICLE IV
CONDITIONS PRECEDENT

Section 4.1.            Conditions to Closing.  The obligations of Buyer hereunder are subject to the satisfaction of all the following conditions:

(a)           Customer Documents.  On or before the Closing Date, Customer shall deliver or cause to be delivered to Buyer the following, each, unless otherwise noted, dated the Closing Date:

(i)            Certified copies of its Declaration of Trust and Bylaws, together with a good standing certificate (long-form) from the respective jurisdiction of formation and each state in which Customer is qualified as a foreign Person to do business, each dated a recent date prior to the Closing Date;

(ii)           Resolutions of the trustees of Customer approving and authorizing the sale of the Warehouse Assets and the incurring of obligations under the Transaction Documents, and the execution, delivery and performance of this Agreement and the other Transaction Documents to which Customer is a party, certified as of the Closing Date by a manager or the Secretary of Customer as being in full force and effect without modification or amendment;

(iii)          Signature and incumbency certificates of Customer’s officers executing this Agreement and the other Transaction Documents to which Person is a party;

(iv)          Executed originals of this Agreement and the other Transaction Documents; and

(v)           Such other documents as Buyer may reasonably request.

(b)           Opinions of Customer’s Counsel.  Buyer and its counsel shall have received originally executed copies of one or more favorable written opinions of Hogan & Hartson L.L.P., counsel for Customer, addressed to Buyer, in form and substance reasonably satisfactory to Buyer and its counsel, dated as of the Closing Date and setting forth such matters as Buyer and its counsel may reasonably request.

(c)           No Material Adverse Change.  Since December 31, 2003, no Material Adverse Change (in the sole opinion of Buyer) shall have occurred.

(d)           Representations and Warranties; Performance of Agreements.  Customer shall have delivered to Buyer an Officers’ Certificate, in form and substance satisfactory to Buyer, to the effect that the representations and warranties in Section 3.1 hereof and in the other Transaction Documents are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date, that no Termination Event or Potential Termination Event has occurred and is continuing and that Customer shall have performed in all material respects all agreements and satisfied all conditions that this Agreement and the other Transaction Documents provides shall be performed or satisfied by Customer on or before the Closing Date, except as otherwise disclosed to and agreed to in writing by Buyer.

(e)           Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Buyer and its counsel shall be satisfactory in form and substance to Buyer and such counsel, and Buyer and such counsel shall have received all such counterpart originals or certified copies of such documents as Buyer may reasonably request.

(f)            Warehouse Assets.  Customer shall have taken or caused to be taken all such actions as may be necessary (in Buyer’s judgment) to give Buyer a valid and perfected first priority interest in the Warehouse Assets, subject to no Adverse Claims.  Such actions shall include, without limitation:

(i)            The delivery to Buyer of an omnibus assignment with respect to the Receivables, Related Security and other Warehouse Assets;

(ii)           The delivery to Buyer for filing pursuant to this Agreement of financing statements under the UCC (or any equivalent or similar legislation) in form and substance satisfactory to Buyer in each jurisdiction as may be necessary (in Buyer’s judgment) effectively to perfect the interests in all Warehouse Assets created by this Agreement;

(iii)          Copies of proper financing termination statements, if any, necessary to release all Adverse Claims of any person in Warehouse Assets previously granted by Customer or any other Person;

(iv)          All Contracts and Receivable Delivery Documents relating to the Warehouse Assets as of the Closing Date shall have been delivered to Custodian;

(v)           Certified copies of request for information or copies (Form 11) (or a similar search report certified by parties acceptable to Buyer) dated a date reasonably near the Closing Date listing all effective financing statements that name Customer (under such present name and any previous name) as transferor or debtor and that are filed in jurisdictions in which the filings were made pursuant to item (f)(ii) above together with copies of such financing statements (none of which shall cover any Warehouse Assets); and

(vi)          Evidence reasonably satisfactory to Buyer that all other filings, recordings and other actions Buyer deems necessary or advisable to establish, preserve and perfect the Liens granted to Buyer in the Warehouse Assets shall have been made.

(g)           Powers of Attorney and Other Documents.  Customer shall have delivered to Buyer such powers of attorney and documents as Buyer shall request to enable Buyer or Custodian to collect all amounts due under any and all Warehouse Assets, including a Power of Attorney in substantially the form of Exhibit C annexed hereto.

(h)           Insurance.  Customer shall have delivered to Buyer evidence satisfactory to Buyer that the insurance policies required by Section 5.1(i) have been obtained and are in full force and effect, and an Assignment of Insurance interests in the form of Exhibit D annexed hereto duly executed by Customer.

(i)            Execution of Transaction Documents.  Customer shall have delivered to Buyer evidence satisfactory to Buyer of the execution and delivery by each of the parties thereto of all Transaction Documents and instruments contemplated thereby.

(j)            Auditors Letter.  Customer shall have delivered to Buyer a copy of a letter in substantially the form of Exhibit F annexed hereto delivered by Customer to its accountants instructing them to disclose to Buyer or any other Purchaser Representative all financial statements and other information of any kind relating to Customer’s business, financial condition and other affairs that Buyer or any other Purchaser Representative may reasonably request.

(k)           Inspection of Records.  Customer shall have delivered to Buyer a direction letter executed by Customer authorizing Buyer, Servicer and Custodian and directing warehousemen to allow Buyer, Custodian or Servicer, to inspect and make copies from Customer’s books and records maintained at off-site data processing or storage facilities.

(l)            Consents.  Customer shall have delivered to Buyer executed copies of (i) all consents from and authorizations by any Persons and (ii) all waivers and amendments to existing credit facilities, that are necessary in connection with this Agreement and the other Transaction Documents.

(m)          Licenses.  To the extent any such licenses are required to be obtained by Customer, Customer shall have delivered to Buyer a copy of Customer’s finance licenses.

(n)           Escrow Agreement.  The parties thereto shall have entered into the Escrow Agreement, in form and substance satisfactory to Buyer, which Escrow Agreement shall not have been terminated.

(o)           Paying Agent Agreement.  The parties thereto shall have entered into the Paying Agent Agreement, in form and substance satisfactory to Buyer.

(p)           Swap Agreement.  Customer shall have entered into the Swap Agreement.

(q)           Facility Fee.  With respect to the first Investment of Principal, Customer shall have paid to Buyer the fees payable on the Closing Date referred to in Section 2.7, together with all costs and expenses of Buyer, each other Purchaser Representative and their respective counsel.

(r)            Other Information and Documents.  Customer shall have delivered to Buyer such other information and documents as Buyer may reasonably request.

Section 4.2.            Conditions to All Investments of Principal.  The obligations of Buyer and each Purchaser Representative with respect to each Investment of Principal is subject to the satisfaction of all of the following conditions:

(a)           Customer shall have paid all costs and expenses of Buyer, each other Purchaser Representative and their respective counsel.

(b)           On each day that an Investment of Principal is made pursuant to this Agreement, the following statements shall be true, and Customer by accepting the proceeds of such Investment of Principal, shall be deemed to have certified, represented and warranted that:

(i)            all representations and warranties of Customer under Section 3.1 herein and in the other Transaction Documents are correct on and as of such day as though made on and as of such day;

(ii)           no event has occurred or is continuing, or would result from any such Investment of Principal, that constitutes a Termination Event or a Potential Termination Event;

(iii)          after giving effect to the Investment of Principal, the Aggregate Principal Outstanding will not exceed the Facility Limit;

(iv)          no event or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Change; or

(v)           after giving effect to the Investment of Principal, the Aggregate Principal Outstanding will not exceed the Warehouse Asset Limit Amount.

(c)           With respect to each Investment of Principal for which Receivables are to be acquired with the proceeds thereof, as provided in the Escrow Agreement, Escrow Agent shall have delivered to Buyer and the other required parties the Closing Confirmation Letter (as defined in the Escrow Agreement).

(d)           With respect to each Investment of Principal for which Receivables are to be acquired with the proceeds thereof, Custodian and Buyer shall have received such other documents, certificates, legal opinions, audit reports, Servicer reports and other items as Custodian or Buyer may reasonably request, in form and substance satisfactory to them.

(e)           With respect to each Investment of Principal for which Receivables are to be acquired with the proceeds thereof, (i) for each Eligible Receivable, Customer shall have included the Eligible Receivable on a List of Receivables delivered to Buyer and Custodian and shall have delivered to Custodian (or to Escrow Agent on behalf of Custodian) the Receivable Delivery Documents and (ii) Buyer shall have received Customer’s Closing Certificate therefor duly executed by Customer.

(f)            No claim shall have been asserted or proceeding commenced challenging any Transaction Document or Buyer’s or Custodian’s rights under this Agreement, and no claim has been asserted which if true would be a breach of a representation and warranty in the Transaction Documents.

(g)           No vendor or creditor of Customer shall have provided adverse credit information of a material nature about Customer to Buyer.

(h)           Buyer’s most recent inspection of the Warehouse Assets or Customer’s records or operations shall have been reasonably satisfactory to Buyer.

(i)            None of the actions taken or documents executed to satisfy the conditions in Section 4.1 shall have been revoked, rescinded, terminated, or canceled without Buyer’s prior consent.

(j)            With regard to each Purchase, Buyer shall have approved, in its sole discretion, the Warehouse Asset in question, in accordance with this Agreement.

(k)           With regard to each Purchase and Investment of Principal, the provisions of Section 2.2 and Schedule 2.2-1 have been complied with and the conditions set forth therein satisfied and Custodian has (or Escrow Agent, as confirmed in the Escrow Confirmation Letter, as agent and bailee for Buyer) has possession of, original counterpart copies of the applicable Contract and other Receivable Delivery Documents.

ARTICLE V
COVENANTS

Section 5.1.            Affirmative Covenants of Customer.  Customer hereby covenants, undertakes and agrees that at all times from the date hereof to the date on which all amounts payable hereunder and under the other Transaction Documents shall be indefeasibly paid in full or if later, the Termination Date, unless Buyer shall otherwise consent in writing:

(a)           Financial Reporting.  Customer will maintain, and each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Customer will deliver to Buyer and Custodian:

(i)            Year-End Financials.  As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (a) the consolidated balance sheets of Customer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholder’s equity and cash flows of Customer and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Customer that they fairly present the financial condition of Customer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Customer and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of independent certified public accountants of recognized national standing selected by Customer and satisfactory to Buyer, which report shall be unqualified, shall express no doubts about the ability of Customer and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present the consolidated financial position of Customer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements).

(ii)           Quarterly Financials.  As soon as available, and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters and within one hundred twenty (120) days after the end of the fourth Fiscal Quarter, Customer shall deliver to Buyer the consolidated balance sheets of Customer and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, stockholder’s equity and cash flows of Customer and its Subsidiaries for such quarter, setting forth in each case in comparative form for the period commencing at the end of the previous quarter and ending with the end of such quarter, all in reasonable detail and certified by the chief financial officer of Customer that they fairly present the financial condition of Customer and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, all in reasonable detail and duly certified by the chief financial officer of Customer.

(iii)          Compliance Certificate.  Together with each delivery of financial statements of Customer and its Subsidiaries pursuant to subdivisions (i) and (ii) above, (A) an Officers’ Certificate of Customer stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Customer and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes a Termination Event or Potential Termination Event, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Customer has taken, is taking and proposes to take with respect thereto; and (B) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the Financial Condition Covenants contained in Section 5.1(n).

(iv)          S.E.C. Filings.  Promptly upon the filing thereof, copies of all press releases, registration statements and annual, quarterly, monthly or other regular reports which Customer files with the Securities and Exchange Commission or any securities exchange.

(v)           ERISA Events.  Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Customer or any of its ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the DOL or the PBGC with respect thereto.

(vi)          ERISA Notices.  With reasonable promptness, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Customer, or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; all notices received by Customer or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Buyer shall reasonably request;

(vii)         Other Information.  Such other information (including non-financial information and any information with respect to Customer or any of its Subsidiaries or other Affiliates) as Buyer or any other Purchaser Representative may from time to time reasonably request.

(b)           Notices.  Customer will notify Buyer and Custodian in writing of any of the following as soon as practicable (but in any event within three (3) Business Days) after any officer of Customer learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)            Termination Events or Potential Termination Events.  By a statement of the President, corporate comptroller or senior financial officer of Customer, the occurrence of a Termination Event or Potential Termination Event.

(ii)           Representations and Warranties.  The failure of any representation or warranty to be true (when made or at any time thereafter) with respect to any Receivable or other Warehouse Asset.

(iii)          Downgrade.  Any downward change in the rating of any Indebtedness or Securities (or equivalent) of Customer or any of its Subsidiaries, or of Servicer (excluding any asset-backed securities issued by Servicer with respect to securitizations or other segregated pools of assets), or of any credit support provider, if applicable, or Affiliate by any rating agency, setting forth the Indebtedness or securities affected and the nature of such change.

(iv)          Litigation.  The institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Customer or any of its Subsidiaries or Affiliates or any property of Customer or any of its Subsidiaries or Affiliates (collectively, “Proceedings”) not previously disclosed in writing by Customer to Buyer or any material development in any Proceeding that, in any case:  (A) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Change, or (B) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, and promptly after request by Buyer such other information as may be reasonably requested by Buyer to enable Buyer and its counsel to evaluate any of such Proceedings.

(v)           Acceleration.  The acceleration of any Warehouse Assets.

(vi)          Prepayment.  Receipt of notice of prepayment or defeasance of Warehouse Assets.

(vii)         Warehouse Asset Default.  The occurrence of any monetary default under a Warehouse Asset not cured within the grace period applicable thereto, the occurrence of any material non-monetary default under any Receivables not cured within the grace period applicable thereto, the giving of any notice of default with regard to any Receivables, if any Receivable becomes a Defaulted Receivable, the existence of an Obligor Financial Covenant Default, and the occurrence and amount of any Charge-Off Losses.

(c)           Compliance with Laws.  Customer will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, including, without limitation all usury, truth-in-lending and consumer laws.

(d)           Furnishing of Information and Audits.

(i)            Customer will furnish to Buyer and Custodian, from time to time, such information with respect to the Warehouse Assets as they shall reasonably request,

including, without limitation, the information and reports described in Section 2.11 hereof.

(ii)           Customer will permit Buyer or a firm selected by Buyer to conduct a review and audit Customer’s Preliminary Due Diligence Package to ensure compliance with the Loan Origination Guidelines, such audit and review to take place, at Buyer’s option, prior to each Investment of Principal and thereafter on a quarterly basis.  Each such review and audit shall be at Customer’s expense.  Customer will provide access to such firm pursuant to subsection (iii) below.

(iii)          Customer will permit, at any time and from time to time during regular business hours (and, prior to the occurrence of a Termination Event or Potential Termination Event, after advance notice to Customer), Buyer, Custodian, Servicer or any other Purchaser Representative, or their agents or representatives, (A) to examine and make copies of and abstracts from all Records and (B) to visit the offices and properties of Customer for the purpose of examining such Records, and to discuss matters relating to Warehouse Assets, Customer’s performance under any Transaction Document or any financial or other aspect of Customer or any of its Subsidiaries or Affiliates with any of the officers, directors, employees or independent public accountants of Customer.

(iv)          Notwithstanding clause (iii) above, from time to time during regular business hours, Customer will permit (or cause to be permitted) certified public accountants or other auditors acceptable to Buyer, to conduct, at Customer’s expense, a review of the Records, Customer’s financial statements and Customer’s computer systems and servicing reports.  Buyer, Custodian, or any other Purchaser Representative, or their agents or representatives, may conduct reviews of the type described in this clause (iv) whenever they, in their reasonable judgment, deem such reviews appropriate.

(e)           Keeping and Marking of Records and Books.

(i)            Customer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Warehouse Assets in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables and other Warehouse Assets (including, without limitation, records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable).  Customer will give Buyer, Custodian and Servicer written notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)           Customer will keep books of record and account of Customer in which full, true and correct entries in accordance with GAAP will be made of all dealings or transactions in relation to its business and activities, including the setting up on its books, from income, reserves adequate in the judgment of Customer and Customer’s independent auditors for obsolescence, depreciation, depletion and amortization of the properties of Customer during each year.

(f)            Performance and Compliance with Receivables and Contracts.  Customer will at its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables and the other Warehouse Assets.

(g)           Loan Origination Guidelines.  Customer will comply with the Loan Origination Guidelines in regard to the Warehouse Assets, including with respect to each Receivable and the related Contract.

(h)           Subsequent Actions.  At the request of Buyer, Customer shall execute and deliver to Buyer such documents or take such action as Buyer deems reasonably necessary to carry out this Agreement and the other Transaction Documents.

(i)            Maintenance of Properties; Customer Insurance.  Customer will, and each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Customer and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.  Customer will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to Customer’s properties and business and the properties and businesses of Customer’s Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses.

(j)            Customer’s Remedial Action Regarding Hazardous Materials.  Customer shall promptly take, and shall cause each of its Subsidiaries promptly to take, all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations.  If Customer or any of its Subsidiaries undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Customer shall cause such remedial action to be conducted and completed in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all applicable Governmental Authorities except when, and only to the extent that, Customer’s or such Subsidiary’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by Customer or such Subsidiary.

(k)           Hedge Obligations.  Customer shall obtain protection from interest rate fluctuations for the aggregate Outstanding Principal Balance of all Receivables or in such different amount as may be determined from time to time by Customer’s Board of Directors, whether through the Swap Agreement or otherwise, and shall provide Buyer with a description thereof, together with copies of all documents and instruments evidencing such hedge obligations.

(l)            Document Deliveries.  Within twenty (20) Business Days after any Investment of Principal pursuant to which a Warehouse Asset is sold to Buyer, Customer will deliver to Buyer a true and complete copy of each of the Receivable Delivery Documents obtained in connection with the relevant Warehouse Asset, which may be delivered on a computer diskette in Adobe Acrobat or similar format.  To the extent that a Contract includes an interest rate protection agreement, such agreement (and related confirmation, if any) will not prohibit the assignment of such instrument to Buyer (or, if prohibited, the required consent shall have been obtained prior to the applicable acquisition of the Warehouse Asset in question) and Customer will deliver to Custodian (and provide to Buyer a true and complete copy of an original counterpart of such agreement (and related confirmation, if any)) promptly after receipt by Customer.  Within ten (10) Business Days after any request from Buyer, from time to time, Customer will deliver to Buyer a true and complete copy of any report, document or other item in its asset administration, servicing or other files regarding any Warehouse Asset.

(m)          [Intentionally Omitted.]

(n)           Financial Condition Covenants.  Customer shall at all times to comply with the following financial condition covenants (collectively, the “Financial Condition Covenants”):

(i)            Minimum Consolidated Net Worth.  Customer shall not permit Consolidated Net Worth at any time to be less than $80,000,000.

(ii)           Maximum Leverage Ratio.  Customer shall not permit the ratio of (x) Consolidated Total Debt to (y) Consolidated Net Worth to exceed 4:1 at any time.

For purposes of calculating compliance with the Financial Condition Covenants, Securities that are issued in connection with Securitization Transactions where Customer or any of its Subsidiaries retain (or otherwise acquire) Securities, shall be considered Indebtedness of Customer.

Section 5.2.            Negative Covenants of Customer.  Customer hereby covenants, undertakes and agrees that at all times from the date hereof to the date on which all amounts payable hereunder and under the other Transaction Documents shall be indefeasibly paid in full or if later, the Termination Date, unless Buyer shall otherwise consent in writing:

(a)           Liens.  Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien or other Adverse Claim on or with respect to any property or asset of any kind (including any Warehouse Assets or the Collection Account) of Customer or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(i)            Liens incurred by Customer in connection with the Swap Agreement;

(ii)           Liens with respect to Indebtedness permitted under Sections 5.2(f)(iii), 5.2(f)(v) or 5.2(f)(vi) (which Liens shall apply only to the assets acquired by such Indebtedness, or, in the case of Section 5.2(f)(vi), the assets subject to a Securitization Transaction);

(iii)          Liens in favor of Buyer;

(iv)          Liens described in Schedule 5.2(a) annexed hereto; and

(v)           Nonconsensual Liens that are being contested, in good faith by Customer, and with respect to which Customer has established and maintains reserves, deemed appropriate, by its board of trustees, board of directors or analogous body.

(b)           No Further Negative Pledges.  Except with respect to specific property (exclusive of Warehouse Assets) encumbered to secure payment of particular Indebtedness permitted pursuant to this Agreement and except as provided in this Agreement, neither Customer nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

(c)           No Restrictions on Subsidiary Distributions to Customer or Other Subsidiaries.  Except as provided herein and except with respect to specific property encumbered to secure payment of particular indebtedness permitted pursuant to this Agreement, Customer will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by Customer or any Subsidiary of Customer, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Customer or any Subsidiary of Customer, (iii) make loans or advances to Customer or any Subsidiary of Customer, or (iv) transfer any of its property or assets to Customer or any Subsidiary of Customer.

(d)           Extension or Amendment of Receivables.  Except as expressly contemplated by this Agreement, Customer will not extend, amend or otherwise modify the terms of any Receivable in any material respect, or amend, modify or waive any term or condition of any Contract related thereto in any material respect, or grant any material consent with regard to any Contract.

(e)           Investments.  Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i)            Customer and its Subsidiaries may make and own Investments in (1) Eligible Investments, (2) mortgage backed securities, including, without limitation, private label mortgage pass through certificates and obligations of Fannie Mae and Freddie Mac, and (3) investments by Customer pursuant to the Swap Agreement;

(ii)           Parent may (a) make intercompany loans to the extent expressly permitted in this Agreement and (b) transfer Taxable Non-REIT Assets to a Taxable REIT Subsidiary Entity;

(iii)          Customer and its Subsidiaries may make Consolidated Capital Expenditures as expressly permitted in this Agreement;

(iv)          Customer and its Subsidiaries may acquire Eligible Receivables and related Warehouse Assets, including, without limitation, retained Securities relating to Securitization Transactions;

(v)           Customer and its Subsidiaries may form bankruptcy-remote wholly-owned Subsidiaries for the sole purpose of acquiring Eligible Receivables from Customer and entering into Securitization Transactions; and

(vi)          Customer may make and own Investments pursuant to the terms of the Swap Agreement.

(f)            Indebtedness and Guaranties.  Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)            Customer may become and remain liable with respect to Customer Obligations;

(ii)           Customer and its Subsidiaries may become and remain liable with respect to Contingent Obligations expressly permitted by this Agreement and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)          Customer may become and remain liable with respect to Indebtedness in respect of Capital Leases; provided that such Capital Leases are expressly permitted by this Agreement;

(iv)          Customer may become and remain liable with respect to Indebtedness to any of its wholly-owned Subsidiaries, and any wholly-owned Subsidiary of Customer may become and remain liable with respect to Indebtedness to Customer or any other wholly-owned Subsidiary of Customer; provided that (A) all such intercompany Indebtedness shall be evidenced by promissory notes, (B) all such intercompany Indebtedness owed by Customer to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of Customer Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (C) any payment by any Subsidiary of Customer under any guaranty of Customer Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Customer or to any of its Subsidiaries for whose benefit such payment is made;

(v)           Customer may become and remain liable with respect to Indebtedness (other than Capital Leases) to finance the purchase price of assets (other than Eligible Receivables) acquired after the Closing Date in the ordinary course of business in an aggregate principal amount for Customer and its Subsidiaries not to exceed $1,000,000 at any time outstanding;

(vi)          Customer’s Subsidiaries may become and remain liable with respect to Indebtedness incurred in connection with the Securitization Transactions;

(vii)                           Customer and its Subsidiaries may become and remain liable with respect to Indebtedness described in Schedule 5.2(f) annexed thereto;

(viii)                        Customer may become and remain liable with respect to the lease obligations of any Subsidiary that are otherwise permitted under Section 5.2(k) hereof; and

(ix)                                Customer may become and remain liable with respect to Indebtedness in respect of the Swap Agreement permitted hereunder.

(g)                                 Contingent Obligations.  Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                                     Customer and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Securitization Transactions or other sales of Assets;

(ii)                                  Customer and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Customer or any of its Subsidiaries permitted by Section 5.2(f), including, without limitation, pursuant to the Swap Agreement; and

(iii)                               Customer may become and remain liable with respect to Contingent Obligations in respect of repurchase obligations pursuant to this Agreement.

(h)                                 Restricted Junior Payments.  Customer shall not, and shall not permit any of its Subsidiaries to, make any Restricted Junior Payment, except that Customer may make Permitted Tax Distributions so long as (i) no Termination Event exists, (ii) no monetary Potential Termination Event or material non-monetary Potential Termination Event exists with respect to which Buyer has given notice to Customer, and (iii) Customer is not then required to make a payment pursuant to Section 2.9(c).

(i)                                     Capital Structure.  Customer shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Customer or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or fixed assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person, except:

(i)                                     any Subsidiary of Customer may be merged with or into Customer or any wholly-owned Subsidiary of Customer, or be liquidated, wound up or dissolved, or all or any substantial part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Customer or any wholly-owned Subsidiary of Customer; provided that, in the case of such a merger, Customer or such wholly-owned Subsidiary shall be the continuing or surviving corporation;

(ii)                                  Customer and its Subsidiaries may make Consolidated Capital Expenditures permitted under Section 5.2(j) below;

(iii)                               Customer may make Asset Sales in connection with Securitization Transactions;

(iv)                              Customer may make transfers pursuant to the Swap Agreement; and

(v)                                 Customer may transfer Taxable Non-REIT Assets to a Taxable REIT Subsidiary Entity.

(j)                                     Consolidated Capital Expenditures.  Customer shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, except in the ordinary course of business in an aggregate amount not to exceed $1,000,000 in any Fiscal Year.

(k)                                  Restriction on Leases.  Customer shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any lease, whether an Operating Lease or a Capital Lease except for (a) obligations incurred in the ordinary course of business if immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $500,000, and (b) obligations for leased office space not to exceed $400,000 in any Fiscal Year.

(l)                                     Transaction with Affiliates.  Except for the transactions expressly contemplated by this Agreement and transfers by Customer of Taxable Non-REIT Assets to a Taxable REIT Subsidiary Entity, Customer shall not and shall not permit its Subsidiaries to enter into, or be a party to, any transaction with any Affiliate, shareholder, officer, director or trustee of Customer, except, consistent with Customer’s practice before entering into this Agreement, in the ordinary course of, and pursuant to the reasonable requirements of, Customer’s business and upon fair and reasonable terms which are fully disclosed in writing to Buyer prior to entering into such transaction and are no less favorable to Customer than would obtain in a comparable arm’s length transaction with a Person not an Affiliate or shareholder, officer, director or trustee of Customer.

(m)                               Adverse Transactions.  Customer shall not and shall not permit any of its Subsidiaries to enter into any transaction which adversely affects the Receivables or Customer’s ability to perform any of its respective obligations under any Transaction Document or Buyer’s or any Purchaser Representative’s rights or interests under any Transaction Document.

(n)                                 Receivables and Related Property.  Except as otherwise expressly permitted in the Transaction Documents, Customer shall not convey, transfer, assign, pledge, or allow any ownership, Lien or other interest in the Receivables or other Warehouse Assets other than Customer’s and Buyer’s respective interests as described hereunder.

(o)                                 Disposal of Subsidiary Stock.  Customer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except to Customer or another Subsidiary of Customer, or to qualify directors if required by applicable law.

(p)                                 Conduct of Business.  Except as otherwise expressly permitted hereunder, Customer shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) those necessary for, incident to, connected with, or arising out of the acquisition and servicing of Eligible Receivables and the making of Investments permitted pursuant to Section 5.2(e), and (ii) and such other lines of business as may be consented to by Buyer.  Notwithstanding the foregoing, and except for the conduct of the servicing and loan underwriting business by a Taxable REIT Subsidiary Entity, no Subsidiary of Customer shall engage in any business except as contemplated by the Securitization Transaction to which it is a party.

(q)                                 Accounting Changes.

(i)                                     Customer shall not, and shall not permit any of its Subsidiaries to, (A) make or permit any change in accounting principles or reporting practices, except as required or permitted by GAAP or (B) change its Fiscal Year or fiscal quarters.

(ii)                                  Customer and its Subsidiaries will use one of the following accounting firms, or its successors (or another independent accounting firm of nationally recognized standing reasonably satisfactory to Buyer):

KPMG Peat Marwick LLP
Ernst & Young
PriceWaterhouseCoopers
Deloitte Touche

(r)                                    Enforcement of Receivables.  Customer will not foreclose any Liens securing Receivables or accept (or permit any Subsidiary or Affiliate to accept) any property in lieu of foreclosure.

(s)                                  Miscellaneous UCC Matters.  Customer shall neither change its name, identity or corporate structure nor relocate its chief executive office or any office where Records are kept unless it shall have:  (i) given Buyer, Servicer and Custodian at least thirty (30) days prior notice thereof and (ii) delivered to Custodian all financing statements, instruments and other documents reasonably requested by Custodian, Buyer or Servicer in connection with such change or relocation.  Customer shall at all times maintain its chief executive office within a jurisdiction in the United States in which Article 9 of the UCC is in effect and if it moves its chief executive office to a location which may charge taxes, fees, costs, expenses or other charges to perfect the Warehouse Assets, it shall pay all taxes, fees, costs, expenses and other charges associated with perfecting the Warehouse Assets and any other costs and expenses incurred in order to maintain the enforceability of this Agreement and the Warehouse Assets, and take all actions at its expense as Buyer may reasonably request.

ARTICLE VI
ADMINISTRATION AND COLLECTIONS

Section 6.1.                                   Designation of Servicer.  Buyer shall be, and hereby is, vested with the right to enforce and collect the Receivables.  Notwithstanding the foregoing, Buyer hereby delegates to Customer the right to service, administer, collect and enforce the Receivables in accordance with the terms and provisions of the Servicing Agreement and pursuant to a standard that meets or exceeds the greater of (a) the servicing, administration, collection and enforcement that would be undertaken by a reasonably prudent person performing such actions with regard to similar Receivables, (b) the standards observed by Customer in connection with Warehouse Assets not sold to Buyer, and (c) the standard imposed upon the servicers in connection with Securitization Transactions sponsored by Customer (or its Subsidiaries); provided, however, the foregoing delegation shall terminate upon the occurrence of a Termination Event.  Buyer and Customer hereby authorize Servicer to service, administer, collect and enforce the Receivables and to engage sub-servicers to render such services on its behalf pursuant to the Servicing Agreement.  Upon the occurrence of a Termination Event or a Servicer Default, Buyer, in its sole discretion, may designate any Person (including itself) to succeed Servicer as Servicer of the Warehouse Assets.  Customer shall timely pay all of the reasonable and customary fees and expenses of Servicer pursuant to the Servicing Agreement and bear all the out-of-pocket costs of Buyer in connection with a termination of the Servicing Agreement and transfer of servicing arrangements, including any termination payment payable under the Servicing Agreement.  Customer shall fully cooperate with and assist any new servicer of the Mortgage Loan Receivables or the Direct Loan Receivables.  Such cooperation shall include (without limitation) access to and transfer of records and use by the new servicer or its designee, of all licenses, hardware or software in the possession or control of Customer necessary or desirable to collect the Receivables and the Related Security.

Section 6.2.                                   Bank Account Arrangements.  Prior to the initial Purchase hereunder, Customer, Custodian and Buyer shall enter into the Paying Agent Agreement.  The Collection Account will be under the sole and exclusive dominion and control of Buyer, subject to the terms and provisions of the Paying Agent Agreement.  Upon the occurrence and during the continuation of a Termination Event, Custodian may, upon instruction from Buyer and as Buyer’s agent, do any or all of the following:  (i) to continue to exercise exclusive dominion and control over the funds deposited in the Collection Account, (ii) to have the proceeds that are sent to the Collection Account be redirected pursuant to its instructions rather than deposited in the Collection Account, and (iii) to take any or all other actions permitted under the Paying Agent Agreement.  Customer hereby agrees that if Custodian, at any time, takes any action set forth in the preceding sentence, Custodian shall have exclusive control, as the trustee for Buyer, of the Receivables and the proceeds (including Collections) of all Receivables and Customer hereby further agrees to take any other action that Custodian or Buyer may reasonably request to transfer such control.  Any proceeds of Receivables received by Customer shall be sent immediately to Custodian for deposit into the Collection Account.  The parties hereto hereby acknowledge that neither Custodian nor Buyer shall have any rights to the funds in the Collection Account for its own account (other than, in the case of Custodian, for the payment of its fees and expenses or, in the case of Buyer, for application in accordance with Sections 2.5 and 2.6 and the Paying Agent Agreement, as applicable).  Funds in the Collection Account shall be held by Custodian as trustee for the benefit of Buyer, and Custodian shall distribute or cause to be distributed such funds in its capacity as Paying Agent under this Agreement and the Paying Agent Agreement.  At all times, Customer shall irrevocably direct that each Obligor make all payments in respect of the Warehouse Assets to the Servicing Collection Account (as defined in the Servicing Agreement).

Section 6.3.                                   Enforcement Rights.  At any time following the termination of the Servicing Agreement under Section 6.1 on designation of a new Servicer pursuant to Section 6.1:

(a)                                  Buyer may direct the Obligors that payment of all amounts payable under any Receivable be made directly to Custodian or its designee or if directed by Buyer, to Buyer or its designee.

(b)                                 Customer shall, at Buyer’s request and at Customer’s expense, give notice of Buyer’s ownership of Receivables to each Obligor and direct that payments be made directly to Custodian or its designee or if directed by Buyer, to Buyer or its designee.

(c)                                  Buyer may request Customer to, and upon such request Customer shall, assemble all of the records necessary or desirable to collect the Receivables and the Related Security, and transfer or license the use of, to the new Servicer, all software necessary or desirable to collect the Receivables and the Related Security, and make the same available to Buyer or its designee or Custodian at a place selected by Buyer.

(d)                                 Customer hereby authorizes Buyer and each other Purchaser Representative (or its designees), upon the occurrence and during the continuation of a Termination Event, to take all steps in Customer’s name and on behalf of Customer necessary or desirable, in the determination of Buyer or such other Purchaser Representative, to collect all amounts due under all Receivables, including, without limitation, endorsing Customer’s name on checks and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts.

Section 6.4.                                   Responsibilities of Customer.  Anything herein to the contrary notwithstanding, Customer shall (i) perform all of its obligations under the Contracts related to the Receivables to the same extent as if interests in such Receivables had not been sold hereunder and the exercise by Buyer or Custodian of their rights hereunder shall not relieve Customer from such obligations, and (ii) pay when due any taxes including without limitation, any sales taxes payable in connection with the Receivables and their creation and satisfaction.  None of Buyer nor any Purchaser Representative shall have any obligation or liability with respect to any Receivable, Related Security or related Contract, nor shall it be obligated to perform any of the obligations of Customer thereunder, it being understood that the exercise by Buyer or any Purchaser Representative of any rights under any of the Transaction Documents shall not release Customer from any of its duties or obligations under the Contracts, or any other contracts and agreements.

ARTICLE VII
TERMINATION EVENTS

Section 7.1.                                   Termination Events.  The occurrence of any one or more of the following events shall constitute a “Termination Event:”

(a)                                  Customer shall fail to make any payment or deposit to be made by it hereunder when due (including pursuant to Sections 2.2(h), 2.4(d) and 2.9(c) hereof) or under any Transaction Document when due; or

(b)                                 (i) Customer shall waive any Servicer Default without the prior consent of Buyer, or (ii) no replacement Servicer has been appointed by Customer (with the prior consent of Buyer, which consent shall not be unreasonably withheld or delayed) using good faith efforts within thirty (30) days of Customer obtaining knowledge of a Servicer Default that is not waived (with Buyer’s prior consent); or

(c)                                  [Intentionally Omitted]

(d)                                 Any representation, warranty, certification or statement made by Customer or any of its Subsidiaries in this Agreement or in any other Transaction Document or in statement or certificate at any time given by Customer or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made provided, that if such default referred to in this Section 7.1(d) is susceptible of being cured, no Termination Event shall arise under this Section 7.1(d) unless such default shall remain uncured for a thirty (30) day period after such occurrence, provided, further, however, that if the default is susceptible of cure (and is not susceptible to cure solely by the payment of money) but cannot reasonably be cured with such thirty (30) day period and Customer shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, Customer shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of sixty (60) days from the original occurrence, whereupon a Termination Event shall arise under this Section 7.1(d); or any other document delivered pursuant hereto shall prove to have been incorrect, when made or deemed made; or

(e)                                  (i) Customer or any of its Subsidiaries shall fail to pay when due (A) any principal of or interest on any Indebtedness (other than Indebtedness referred to in Section 7.1(a) above) or (B) any Contingent Obligation, in each case beyond the end of any grace period provided therefor; or (ii) a breach or default by Customer or any of its Subsidiaries with respect to any other material term of (a) any evidence of any Indebtedness or any Contingent Obligation, or (b) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

(f)                                    Customer shall default in the performance of any other covenant or undertaking hereunder or under any Transaction Document, other than any such term referred to in any other paragraph of this Section 7.1; provided, that if such default referred to in this

Section 7.1(f) is susceptible of being cured, no Termination Event shall arise under this Section 7.1(f) unless such default shall remain uncured for a thirty (30) day period after such occurrence, provided, further, however, that if the default is susceptible of cure (and is not susceptible to cure solely by the payment of money) but cannot reasonably be cured with such thirty (30) day period and Customer shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, Customer shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of sixty (60) days from the original occurrence, whereupon a Termination Event shall arise under this Section 7.1(f); or

(g)                                 (i) A court having jurisdiction shall enter a decree or order for relief in respect of Customer or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Customer or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Customer or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Customer or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Customer or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

(h)                                 (i) Customer or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Customer or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Customer or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the managers or directors or trustees of Customer or of any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

(i)                                     Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $250,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Customer or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(j)                                     Any order, judgment or decree shall be entered against Customer or any of its Subsidiaries decreeing the dissolution or split up of Customer or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(k)                                  There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Customer or any of its ERISA Affiliates in excess of $250,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $1,000,000; provided, that if such default referred to in this Section 7.1(k) is susceptible of being cured, no Termination Event shall arise under this Section 7.1(k) unless such default shall remain uncured for a thirty (30) day period after such occurrence, provided, further, however, that if the default is susceptible of cure but cannot reasonably be cured with such thirty (30) day period and Customer shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, Customer shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of sixty (60) days from the original occurrence, whereupon an Termination Event shall arise under this Section 7.1(k); or

(l)                                     Customer or any Subsidiary of Customer shall be convicted of, or indicted for, any crime; or

(m)                               any material deficiency or qualification in any audit performed in connection with the Warehouse Assets is not, in the opinion of Buyer, satisfactorily cured within thirty (30) days (which cure may be accomplished by making voluntary Partial Prepayments of Invested Principal with respect to the Warehouse Assets that are the subject of such audit);or

(n)                                 a Change of Control shall occur; or

(o)                                 this Agreement shall for any reason cease to create a valid, first priority ownership or security interest in any of the Receivables and other Warehouse Assets, or the validity or enforceability thereof shall be contested by Customer or any Subsidiary or Affiliate of Customer; or

(p)                                 Customer fails to comply with any of the Financial Condition Covenants in accordance with Section 5.1(n); or

(q)                                 Customer shall cease at any time to qualify as a REIT under the Code; or

(r)                                    Customer shall cease to be a publicly traded company listed, quoted or traded on the New York Stock Exchange, the American Stock Exchange or NASDAQ.

Section 7.2.                                   Remedies.

(a)                                  Optional Liquidation.  Upon the occurrence and during the continuance of a Termination Event (other than a Termination Event described in Sections 7.1(g) or 7.1(h),

Buyer may declare the Termination Date to have occurred whereupon the Termination Date shall occur.

(b)                                 Automatic Liquidation.  Upon the occurrence of a Termination Event described in Sections 7.1(g) or 7.1(h), the Termination Date shall be deemed to have occurred automatically upon the occurrence of such Termination Event.

(c)                                  Additional Remedies.  Upon the occurrence of the Termination Event, in addition to all other rights and remedies that Buyer have hereunder, under the other Transaction Documents and under applicable law including without limitation under the UCC:

(i)                                     Buyer may require Customer to repurchase on demand, and Customer shall make such repurchase on demand, without recourse against Buyer and regardless if the Receivables have any value, from Buyer, all Receivables sold by Customer to Buyer, for an amount equal to Customer Repurchase Price plus all other amounts payable hereunder and under the other Transaction Documents without set-off, counterclaims, abatement or defense, or Buyer may sell, transfer or liquidate, or require Customer to sell or otherwise transfer or liquidate, all or any of the Receivables, Related Security and/or Warehouse Assets on behalf of Buyer publicly or privately on such terms as Buyer may determine are appropriate in its discretion to any Person including itself; and/or

(ii)                                  Buyer may replace Servicer pursuant to Section 6.1 or the Servicing Agreement; and/or

(iii)                               To the extent not done previously, Buyer may transfer the Warehouse Assets to Buyer or its designees;

(iv)                              with respect to Buyer, the right to carry out the action within the scope of Customer’s appointment of Buyer as attorney-in-fact; and/or

(v)                                 Buyer may exercise its rights under any Transaction Documents.

Buyer shall have the right at any time and from time to time, at Buyer’s sole discretion and without notice to Customer, (a) to enforce payment of the Obligors’ obligations and any other Warehouse Assets, and to collect and foreclose, by legal proceedings or otherwise, the Warehouse Assets in the name of Buyer and (b) to take control, in any manner, of any item of payment for or proceeds of the Warehouse Assets.  Neither Buyer nor any Purchaser Representative is obligated to pursue the Warehouse Assets or any other Person in order to enforce Customer’s obligations hereunder.  Buyer and the other Purchaser Representatives are hereby granted a license or other applicable right to use, without charge, Customer’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Warehouse Assets, in advertising for sale and selling any Warehouse Assets and Customer’s rights under all licenses and all franchise agreements shall inure to Buyer’s and the other Purchaser Representatives’ benefit for this purpose.

Section 7.3.                                   Injunctive Relief.  Customer recognizes that if there is a Termination Event then, depending on the nature of the Termination Event, it may be that no remedy at law will provide complete or adequate relief to Buyer, and Buyer may, to the extent permitted by applicable law, be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.  The injunctive relief shall not be a waiver of Buyer’s rights to other relief and remedies.

Section 7.4.                                   Remedies Cumulative.  All rights, remedies and powers of Buyer hereunder and, under the Transaction Documents and in connection herewith or therewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement.  In addition to the rights and remedies granted to it in this Agreement, Buyer shall have all rights and remedies of a secured party under the UCC.

ARTICLE VIII
SECURITY INTEREST

Section 8.1.                                   Grant of Security Interest.  Customer hereby assigns and grants to Buyer a first priority security interest in all of such Customer’s right, title and interest in, to and under all of the following, whether now or hereafter existing:  (a) each and every Receivable, all Related Security with respect to each such Receivable, each and every Collection related thereto and all other Warehouse Assets of every nature, (b) the Collection Account, all funds on deposit therein and all certificates and instruments, if any, from time to time evidencing such account and funds on deposit therein, all investments made with such funds, all claims thereunder or in connection therewith, all contract rights (including under insurance policies) and other rights relating thereto and all interest, dividends, moneys, instruments, securities and other property from time to time received, receivable or otherwise distributed in respect or in exchange for any or all of the foregoing and anything else constituting part of the Warehouse Assets, (c) the Swap Agreement, (d) all proceeds and amounts received or receivable by Customer, Buyer or any other Purchaser Representatives under any or all of the foregoing, (e) all “general intangibles,” “accounts” and “chattel paper” (as such terms are defined in the UCC) relating to or constituting any and all of the foregoing, and (f) all replacements, substitutions or distributions on or proceeds, payments, income and profits of, and records and files relating to any and all of any of the foregoing, to secure the prompt payment and performance of all Customer Obligations arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, all Interest, all fees, an amount equal to Customer Repurchase Price plus all other amounts payable hereunder and under the other Transaction Documents, repurchase and payment in full of all Receivables funded by Buyer hereunder, payments on account of Collections received or deemed to be received and fees.  This Agreement shall constitute a security agreement under applicable law with regard to the security interest granted pursuant to this Section 8.1.  Buyer shall have all of the rights and may  exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York.  In furtherance of the foregoing, (a) Customer, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC-1 financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Buyer upon completion thereof, and (b) Customer shall from time to time take such further actions as may be reasonably requested by Buyer to maintain and continue the perfection and priority of the security interest granted hereby.  To the extent permitted by applicable law, Customer waives all claims, damages, and demands against Buyer arising out of the repossession, retention or sale of the Warehouse Assets, except in each case arising out of the Gross Negligence of Buyer, as finally determined by a court of competent jurisdiction.  Customer agrees that Buyer need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is commercially reasonable notification of such matters.

ARTICLE IX
INDEMNIFICATION

Section 9.1.                                   Indemnities by Customer.  Without limiting any other rights which Buyer and any other Purchaser Representative may have hereunder or under applicable law, Customer hereby agrees to, and does hereby, indemnify and hold harmless Buyer and each other Purchaser Representative and their respective officers, directors, agents, employees, heirs, successors and assigns (each an “Indemnified Party”) from and against all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of such Indemnified Parties, or any assignee, if any) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or any other Transaction Document, or the acquisition, either directly or indirectly, by Buyer or its successors or assigns of the Warehouse Assets, or in respect of any commitment or obligation of Buyer to acquire the Warehouse Assets and pay amounts in respect of this Facility, excluding, however, Indemnified Amounts to the extent final judgment of a court of competent jurisdiction holds such Indemnified Amounts resulted from Gross Negligence or willful misconduct on the part of the Indemnified Party seeking indemnification; provided that nothing contained in this sentence shall limit the liability of Customer or limit the recourse of Buyer or any other Purchaser Representative to Customer for amounts otherwise specifically provided to be paid by Customer under the terms of this Agreement or any other Transaction Document, including without limitation under the terms of the next succeeding sentence.  Without limiting the generality of the foregoing indemnification, Customer shall indemnify and hold harmless Buyer and each other Purchaser Representative for Indemnified Amounts (including, without limitation, losses in respect of uncollectible receivables, regardless of whether reimbursement therefor would constitute recourse to Customer) relating to or resulting from:

(a)                                  the transfer to Buyer of an undivided percentage ownership interest in any Receivable and otherwise with respect to the Receivables and Purchases and Investments of Principal hereunder and under the Transaction Documents, and the transactions hereunder and contemplated hereby;

(b)                                 any representation or warranty made by Customer or any of its Subsidiaries (or any officers, managers or members of Customer or any of its Subsidiaries) under or in connection with this Agreement or any other Transaction Document, any report or any other information or report delivered by Customer or any of its Subsidiaries pursuant hereto, which shall have been false or incorrect when made or deemed made;

(c)                                  the failure by Customer to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law rule or regulation;

(d)                                 the failure to vest and maintain vested in Buyer the Warehouse Assets, free and clear of any Adverse Claim;

(e)                                  the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to the Warehouse Assets;

(f)                                    any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable included in the Warehouse Assets (including, without limitation, a defense based on such Receivable or the Contract relating to such Receivable not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale or lease of goods or the rendering of services related to such Receivable or the furnishing or failure to furnish such goods or services;

(g)                                 any failure of Customer to perform its duties or obligations in accordance with the provisions of this Agreement or under the other Transaction Documents;

(h)                                 any legal suit or other claim or action of whatever sort arising out of or in connection with any Receivable or this Agreement or any other Transaction Document; or

(i)                                     any products liability claim or personal injury or property damage suit or other claim or action of whatever sort arising out of or in connection with any Receivable, the Related Security therefor or this Agreement.

Section 9.2.                                   Tax Indemnification and Characterization.

(a)                                  Customer hereby agrees to pay, and to indemnify, protect, save and hold harmless, on an after-Tax basis, Buyer and each other Purchaser Representative from and against all (i) Taxes which may at any time be imposed or asserted by reason of, in connection with or in respect of the Receivables or the Warehouse Assets or any transactions contemplated hereby or the receipt of payment under this Section 9.2, whether imposed on Buyer, any other Purchaser Representative, Customer, the Receivables, the Warehouse Assets or otherwise, and whether arising by reason of the acts to be performed by Customer hereunder or otherwise and (ii) damages, losses, claims, liabilities and related costs and expenses of Buyer and each other Purchaser Representative in connection with the imposition or assertion of any Tax described in (i); provided, however, this Section 9.2(a) shall not apply with respect to Taxes on or measured by the overall net income, net profits or net receipts of Buyer or such Purchaser Representative (“Income Taxes”) to the extent that the computation of such Income Taxes is consistent with the Intended Characterization (as defined in Section 9.2(c)).

(b)                                 In addition to and not in limitation of the indemnifications contained in Section 9.2(a), Customer hereby agrees to pay, and to indemnify, protect, save and hold harmless, Buyer and each other Purchaser Representative, on an after-Tax basis, from and against (i) the excess of (x) the aggregate state and local Taxes on or measured by net income or profits (and Taxes in lieu thereof) payable by any such indemnified party in connection with or in respect of the Receivables or any transactions contemplated hereby or the receipt of payment under this Section 9.2, over (y) the amount of such state and local income Taxes which would have been payable on such indemnified party’s net income in connection with or in respect of the Receivables or any transactions contemplated hereby, had the entire amount of such income been subject to Tax in the jurisdiction in which such indemnified party’s principal executive office is located, and only in such jurisdiction and (ii) all damages, losses, claims, liabilities and related costs and expenses of such indemnified party in connection with clause (i).

(c)                                  It is the intention of the parties hereto that for the purposes of all Taxes, the transactions contemplated hereby shall be treated as a loan by Buyer to Customer (the “Intended Characterization”).  The parties hereby agree to report such transactions for the purposes of all Taxes, and otherwise to act for the purposes of all Taxes, in a manner consistent with the Intended Characterization.

(d)                                 All payments due pursuant to this Section 9.2 shall be paid no later than five (5) days after demand for such payment has been made by an Indemnified Party.  Without in any way limiting such parties’ remedies, any such amount not paid when due shall bear interest at a rate equal to the Overdue Rate.  Any claim that an Indemnified Party makes for payment pursuant to this Section 9.2 shall be accompanied by a statement of such parties’ accountants which attests that the claim has been computed in conformity with the requirements of this Section 9.2.

Section 9.3.                                   Increased Cost and Reduced Return.

(a)                                  If after the date hereof, an Indemnified Party shall be charged any fee, expense or increased cost pursuant to in connection herewith in each case on account of the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, state insurance regulatory body or the NAIC or comparable agency charged with the interpretation or administration thereof, or in connection herewith with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (a “Regulatory Change”):  (i) which subjects such Indemnified Party to any charge or withholding on or with respect to the Transaction Documents or otherwise in connection herewith, or changes the basis of taxation of payments to such Indemnified Party of or in connection herewith (except for changes in the rate of tax on the overall net income of such financial institution) or (ii) which imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of such Indemnified Party, or credit extended by such Indemnified Party or (iii) which imposes any other condition the result of which is to increase the cost to such Indemnified Party in connection herewith, then, upon demand by such an Indemnified Party, Customer shall pay to such parties such amounts charged to them.

(b)                                 If after the date hereof, an Indemnified Party shall be charged any fee, expense or increased cost in connection herewith having determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Indemnified Party with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Indemnified Party’s capital as a consequence of its obligation under such funding agreement, to a level below that which such Indemnified Party could have achieved but for such adoption, change or compliance, then, upon demand by an Indemnified Party, Customer shall pay to such parties any such amounts charged to them.

Section 9.4.                                   Other Costs and Expenses.  Customer shall pay to Buyer and each other Purchaser Representative on demand, all costs and expenses (excluding such Person’s allocated internal costs) in connection with the preparation, execution, delivery, administration and enforcement of this Agreement and the other documents to be delivered hereunder, including without limitation, reasonable fees and out-of-pocket expenses of legal counsel for Buyer and each other Purchaser Representative with respect thereto and with respect to advising Buyer or any other Purchaser Representative as to its rights and remedies under this Agreement, and all costs and expenses, if any, including reasonable counsel fees and expenses in connection with the administration and enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents or the administration of this Agreement following a Termination Event; provided, that unless Buyer, Custodian or another Purchaser Representative reasonably concludes that the representation by one counsel of all of the them would create a conflict of interest for such counsel, Customer shall only be responsible for the fees and expenses of one counsel under this Section 9.4.  Customer shall reimburse Buyer and each other Purchaser Representative on demand for any amount they must pay on account on any tax described in Section 9.2.  Customer shall reimburse Buyer and each other Purchaser Representative on demand for Customer’s allocable portion of all other costs and expenses incurred by Buyer and such other Purchaser Representative (“Other Costs”) incurred in connection with auditing the books, records and procedures of Customer.

Section 9.5.                                   Due Diligence.  Customer acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Warehouse Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Customer agrees that upon reasonable prior notice to Customer, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Records, servicing records and any and all documents, records, agreements, instruments or information relating to the Warehouse Assets in the possession or under the control of Customer, any other servicer or subservicer and/or Custodian.  Customer also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Warehouse Assets.  Without limiting the generality of the foregoing, Customer acknowledges that Buyer may make Investment of Principal based solely upon the information provided by Customer to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Warehouse Assets.  Buyer may underwrite such Warehouse Assets itself or engage a third party underwriter to perform such underwriting.  Customer agrees to reasonably cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Warehouse Assets in the possession, or under the control, of Customer.  Customer shall promptly upon demand pay Buyer’s reasonable, third-party expenses in connection with underwriting assets, making Investments of Principal and, acquiring and reselling the Warehouse Assets, including the reasonable fees and expenses of Buyer’s counsel.

Section 9.6.                                   Withholding Taxes.

(a)                                  All payments made by Customer hereunder to Buyer (a “recipient”) shall be made without withholding for or on account of any present or future (i) United States federal withholding taxes on income or (ii) any other taxes imposed by any jurisdiction in the USA or any jurisdiction from which Customer makes a payment hereunder, excluding taxes imposed on net income, net profits or net receipts of the recipient and franchise taxes imposed by the jurisdiction under which the recipient is organized or any political subdivision thereof or by any jurisdiction or any political subdivision thereof in which the recipient holds any asset in connection with this Agreement (such non-excluded taxes, the “Indemnified Taxes”).  If any such withholding is so required, Customer shall make the withholding, pay the amount withheld in the appropriate authority before penalties attach thereto or interest accrues thereon and pay such additional amount as may be necessary to ensure that the net amount actually received by the recipient is free and clear of such Indemnified Taxes (including such Indemnified Taxes on such additional amount) and is equal to the amount that the recipient would have received had such withholding not been made; provided, no payment shall be required under this sentence if the withholding is required as a result of the failure of the recipient to deliver the form required by Section 9.5(b).  If Customer pays any such Indemnified Taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the recipient on whose account such withholding as made (with a copy to Buyer if not the recipient of the original) on or before the thirtieth day after payment.

(b)                                 Before the first date on which any amount is payable hereunder for the account of any recipient not incorporated under the laws of the USA, such recipient shall deliver to Customer and Buyer each two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 (or successor applicable form) certifying that such recipient is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes.  Each such recipient shall replace or update such forms when necessary to maintain any applicable exemption and as requested by Buyer.  Buyer and each recipient hereby represents and warrants to Customer that, as of the date of this Agreement, no payments to it hereunder or in connection herewith are subject to any United States federal withholding taxes or any other taxes imposed by any jurisdiction in the USA or any jurisdiction from which Customer or Buyer makes a payment hereunder.

ARTICLE X
CUSTODIAN

Section 10.1.                             Duties of Custodian.

(a)                                  Customer and Buyer hereby appoint Custodian, and Custodian hereby agrees, to act as Custodian in accordance with the terms of this Agreement.  Custodian will hold all Warehouse Assets delivered to it from time to time as custodian for the benefit of Buyer, subject to the terms and provisions hereof.  Except as specifically set forth herein, Custodian shall have no obligation to collect any amounts or property to be paid or delivered to it hereunder.

(b)                                 Custodian will perform its duties under this Section 10.1 and hereunder on behalf of and for the benefit of Buyer as its custodian, in accordance with the terms of this Agreement and applicable law and, to the extent consistent with such terms, in the same manner in which, and with the same care, skill, prudence and diligence with which it administers documents relating to similar assets, giving due consideration to customary and usual standards of practice of prudent institutional loan custodians and, in each case, taking into account its other obligations hereunder, but without regard to:

(i)                                     any relationship that Custodian or any Affiliate thereof may have with the related Obligor; or

(ii)                                  the ownership, or holding in trust for others, by Custodian, of any other loans, leases or property.

(c)                                  Custodian shall promptly report to Buyer any failure by it to hold the Receivables Delivery Documents as herein provided and shall promptly take appropriate action to remedy any such failure but shall be liable therefor only to the extent (i) any such failure is caused by the acts or omissions of Custodian resulting from its gross negligence or willful misconduct and (ii) such remedial action is or was at the time of such failure otherwise within its capabilities or control.  Custodian shall have and perform the following powers and duties:

(i)                                     hold the Receivables Delivery Documents on behalf of Buyer, maintain accurate records pertaining to the Receivables Delivery Documents to enable it to comply with the terms of this Agreement, and maintain a current inventory thereof;

(ii)                                  implement policies and procedures in accordance with Custodian’s normal business practices with respect to the handling and custody of the Receivables Delivery Documents so that the integrity and physical possession of the Receivables Delivery Documents will be maintained; and

(iii)                               hold and distribute and invest monies and other assets in accordance with the terms hereof.

(d)                                 In acting as custodian of the Receivables Delivery Documents, Custodian agrees further that it does not and will not have or assert any interest in the Warehouse Assets in its individual capacity.

(e)                                  Custodian agrees to maintain the Receivables Delivery Documents at the Corporate Custodian Office or at such other offices of Custodian as shall from time to time be identified by prior written notice to Buyer.  Subject to the foregoing, Custodian may temporarily move Receivables Delivery Documents or any portion thereof without notice as necessary to conduct its duties pursuant to this Agreement or any other Transaction Document.

(f)                                    If a Termination Event has occurred and is continuing of which a Responsible Officer of Custodian shall have actual knowledge, Custodian shall exercise the rights and powers vested in it by this Agreement and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(g)                                 Except during the continuance of a Termination Event:  (i) Custodian undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Paying Agent Agreement and no implied covenants or obligations shall be read into this Agreement against Custodian; and (ii) in the absence of bad faith on its part, Custodian may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to Custodian and conforming to the requirements of this Agreement; however, Custodian shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Agreement.

(h)                                 Custodian may not be relieved from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:  (i) this paragraph does not limit the effect of Section 10.1(g); (ii) Custodian shall not be liable for any error of judgment made in good faith by a Responsible Officer unless it is proved that Custodian was grossly negligent in ascertaining the pertinent facts; and (iii) Custodian shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to this Agreement.

(i)                                     Every provision of this Agreement that in any way relates to Custodian is subject to Sections 10.1(f), (g), (h) and (i).

(j)                                     Except for the obligation to invest funds in the Collection Account as set forth in the Paying Agent Agreement, Custodian shall not be liable for interest on any money received by it.

(k)                                  Money held in trust by Custodian need not be segregated from other funds except to the extent required by law or the terms of this Agreement or the Paying Agent Agreement.

(l)                                     No provision of this Agreement shall require Custodian to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it.

(m)                               Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to Custodian shall be subject to the provisions of this Article X.

(n)                                 Custodian shall not be required to take notice or be deemed to have notice or knowledge of any Servicer Default or Termination Event hereunder unless Custodian shall have received written notice or have actual knowledge thereof.

(o)                                 The permissive right of Custodian to take actions enumerated in this Agreement shall not be construed as a duty or obligation and Custodian shall not be answerable for other than its own negligent or willful misconduct.

(p)                                 From time to time, Customer shall forward to Custodian additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Warehouse Asset approved in accordance with the terms of the Agreement, and upon receipt of any such other documents, Custodian shall hold such other documents as Buyer shall request from time to time in accordance with the Paying gent Agreement. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Customer in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Customer shall deliver to Buyer a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Customer shall deliver such original documents to Custodian promptly when they are received.

Section 10.2.                             Rights of Custodian.

(a)                                  Custodian may conclusively rely, as to the truth of the statements or the correctness of the opinions expressed therein, on any document believed by it to be genuine and to have been signed or presented by the proper person.  Custodian need not investigate any fact or matter stated in the document.

(b)                                 Before Custodian acts or refrains from acting, it may require an Officer’s Certificate or an opinion of counsel.  Custodian shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or opinion of counsel.

(c)                                  Custodian may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or a custodian or nominee, and Custodian shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent, attorney, custodian or nominee appointed with due care by it hereunder.

(d)                                 Custodian shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that Custodian’s conduct does not constitute willful misconduct, negligence or bad faith.

(e)                                  Custodian may consult with counsel, including Customer’s counsel, and the advice or opinion of counsel with respect to legal matters relating to this Agreement shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f)                                    Custodian shall not be liable for any indirect, consequential or punitive loss or damages arising from this Agreement or the Paying Agent Agreement.

Section 10.3.                             Individual Rights of Custodian.  Custodian in its individual or any other capacity may otherwise deal with Customer or its Affiliates with the same rights it would have if it were not Custodian.  However, Custodian must comply with Section 10.11.

Section 10.4.                             Custodian’s Disclaimer.  Custodian shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement, it shall not be accountable for Customer’s use of the proceeds from Purchases, and it shall not be responsible for any statement of Customer in any Transaction Document or in any document issued in connection with any Transaction Document.  Custodian shall have no duty (i) to see to any recording, filing, or depositing of this Agreement or any other agreement referred to herein or any financing statement or continuation statement evidencing a security interest, or to see to the maintenance of any recording or filing or depositing or to any rerecording, refiling or redepositing of any thereof; (ii) to see to the acquisition or maintenance of any insurance, (iii) to see to the payment or discharge of any tax, assessment or any other governmental charge or any lien or encumbrance of any kind owing with respect to, assessed or levied against, Warehouse Assets and (iv) to confirm or verify the contents of any reports or certificates of Customer or Servicer delivered to Custodian pursuant to this Agreement believed in good faith by Custodian to be genuine and to have been signed or presented by the proper party or parties.

Section 10.5.                             Notice of Termination Event.  If a Potential Termination Event or Termination Event occurs and is continuing and if it is either actually known or written notice of the existence thereof has been delivered to a Responsible Officer of Custodian, Custodian shall promptly mail to Buyer notice of the Potential Termination Event or Termination Event.

Section 10.6.                             Reports by Custodian to Buyer.  Customer or Servicer shall prepare and provide to Custodian, and Custodian shall deliver to Buyer such information as may be required to enable such holder to prepare its federal and state income tax returns.

Section 10.7.                             Compensation.  Customer shall pay to Custodian the compensation described in the Paying Agent Agreement.  Custodian’s compensation shall not be limited by any law on compensation of a custodian of an express trust.  Customer shall reimburse Custodian for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services.  Such expenses shall include the reasonable compensation and expenses, disbursements and advances of Custodian’s agents, counsel, accountants and experts.  Customer’s obligations to Custodian pursuant to this Article X shall survive the discharge of this Agreement, and the resignation or removal of Custodian.  When Custodian incurs expenses after the occurrence of a Termination Event specified in Section 7.1(g) with respect to Customer, the expenses are intended to constitute expenses of administration under Title 11 of the United States code or any other applicable federal or state bankruptcy, insolvency or similar law.

Section 10.8.                             Replacement of Custodian.  No resignation or removal of Custodian and no appointment of a successor Custodian shall become effective until the acceptance of appointment by the successor Custodian pursuant to this Section 10.8.  Custodian may resign at any time by so notifying Customer.  Buyer may remove Custodian by so notifying Custodian and may appoint a successor Custodian.  Custodian shall be removed if:  (a) Custodian fails to comply with Section 10.11; (b) Custodian is adjudged bankrupt or insolvent; (c) a receiver or other public officer takes charge of Custodian or its property; or (d) Custodian otherwise becomes incapable of acting.  If Custodian resigns or is removed or if a vacancy exists in the office of Custodian for any reason (Custodian in such event being referred to herein as the retiring Custodian), Buyer shall promptly appoint a successor Custodian.  A successor Custodian shall deliver a written acceptance of its appointment to the retiring Custodian and to Customer, and Buyer.  Thereupon the resignation or removal of the retiring Custodian shall become effective, and the successor Custodian shall have all the rights, powers and duties of Custodian under this Agreement.  The successor Custodian shall mail a notice of its succession to Buyer and each Purchaser Representative.  The retiring Custodian shall promptly transfer all Warehouse Assets or other property held by it as Custodian pursuant hereto to the successor Custodian.  All out-of-pocket expenses of Custodian incurred in connection with such transfer (other than a transfer upon a removal of Custodian for cause) shall be reimbursed by Customer.  If a successor Custodian does not take office within sixty (60) days after the retiring Custodian resigns or is removed, the retiring Custodian, Buyer may petition any court of competent jurisdiction for the appointment of a successor Custodian.

Notwithstanding the replacement of Custodian pursuant to this Section 10.8, Customer’s and Servicer’s obligations under Section 10.7 shall continue for the benefit of the retiring Custodian.  Custodian shall not be liable for the acts or omissions of any successor Custodian.

Section 10.9.                             Successor Custodian by Merger.  If Custodian consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Custodian; provided, that such corporation or banking association shall be otherwise qualified and eligible under Section 10.11.

Section 10.10.                       Appointment of Co-Custodian or Separate Custodian.

(a)                                  Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirement of any jurisdiction in which any part of the Warehouse Assets may at the time be located, Custodian shall have the power and may execute and deliver all instruments to appoint one or more Persons to act as a co-custodian or co-custodians, or separate custodian or separate custodians, of all or any part of the Warehouse Assets, and to vest in such Person or Persons, in such capacity and for the benefit of Buyer, such title to the Warehouse Assets, or any part hereof, and, subject to the other provisions of this Section 10.10, such powers, duties, obligations, rights and trusts as Custodian may consider necessary or desirable.  No co-custodian or separate custodian hereunder shall be required to meet the terms of eligibility as a successor custodian under Section 10.11.

(b)                                 Every separate custodian and co-custodian shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)                                     all rights, powers, duties and obligations conferred or imposed upon Custodian shall be conferred or imposed upon and exercised or performed by Custodian and such separate custodian or co-custodian jointly (it being understood that such separate custodian or co-custodian is not authorized to act separately without Custodian joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed Custodian shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Warehouse Assets or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate custodian or co-custodian, but solely at the direction of Custodian;

(ii)                                  no custodian hereunder shall be personally liable by reason of any act or omission of any other custodian hereunder; and

(iii)                               Custodian may at any time accept the resignation of or remove any separate custodian or co-custodian.

(c)                                  Any notice, request or other writing given to Custodian shall be deemed to have been given to each of the then separate custodians and co-custodians, as effectively as if given to each of them.  Every instrument appointing any separate custodian or co-custodian shall refer to this Agreement and the conditions of this Article X.  Each separate custodian or co-custodian, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with Custodian or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, Custodian.  Every such instrument shall be filed with Custodian.

(d)                                 Any separate custodian or co-custodian may at any time constitute Custodian its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name.  If any separate custodian or co-custodian shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by Custodian, to the extent permitted by law, without the appointment of a new or successor custodian.

Section 10.11.                       Eligibility; Disqualification.  Custodian shall at all times be a financial institution organized and doing business under the laws of the United States of America or any state, be authorized under such laws to exercise corporate trust powers, be subject to supervision and examination by Federal or state authority, and have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

Section 10.12.                       Representations and Warranties of Custodian.  Custodian represents and warrants that:  (a) Custodian is duly organized, validly existing and in good standing under the laws of the federal laws of the United States; (b) Custodian has the corporate power and authority to enter into and perform its obligations under the Agreement and has duly authorized, executed and delivered the Agreement; and (c) the execution and delivery of this

Agreement will not conflict with or result in a breach of any of the provisions of Custodian’s charter or by-laws.

ARTICLE XI
SECONDARY MARKET TRANSACTION

Section 11.1.                             Secondary Market Transaction; Cooperation.  Customer agrees that Buyer has the absolute right to securitize, syndicate, grant participations in, assign, pledge, hypothecate or otherwise transfer all or any portion of its rights and obligations under the Transaction Documents (each such transaction, a “Securitization”).  Customer shall, upon request from Buyer, from time to time, cooperate in all reasonable respects in connection with a Securitization.  Such cooperation may, in Buyer’s discretion, include documentation changes, site inspections, updated appraisals, preparation and delivery of financial information or other diligence requested by Buyer.  Customer will not be required to incur expenses or costs pursuant to this Article XI.  Customer will, upon request from Buyer, in connection with a Securitization, enter into such acknowledgments and confirmations of the applicable assignments as Buyer may request.  Customer shall, subject to the terms and provisions of this Article XI, use reasonable efforts to satisfy the market standards which Buyer determines are reasonably required in the marketplace in connection with a Securitization.  Customer will not, pursuant to any of the provisions of this Article XI, incur, suffer or accept any lesser rights or greater obligations as are set forth in the Transaction Documents.  No Securitization will release Buyer from its obligations under this Agreement and the other Transaction Documents.

ARTICLE XII
MISCELLANEOUS

Section 12.1.                             Survival of Representations and Indemnities.  The rights and remedies of the parties hereto with respect to any representation and warranty made or deemed to be made by Customer pursuant to this Agreement and the indemnification and payment provisions of Article IX, shall be continuing and shall survive any termination of this Agreement.

Section 12.2.                             Waivers; Amendments.  No failure or delay on the part of any party in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy.  The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.  No waiver of this Agreement shall in any event be effective with respect to any party unless the same shall be in writing and signed by such party, and then any such waiver shall be effective only in the specific instance and for the specific purpose for which given.  Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is signed by the parties to be bound thereby and Buyer; provided, however, that this Agreement may be amended without Servicer’s signature if, but only if, such amendment does not affect Servicer’s rights or duties under this Agreement.

Section 12.3.                             Notices.  Except as provided below, all communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other party at its address or telecopy number set forth on the signature page hereof or at such other address or telecopy number as such party may hereafter specify for the purposes of notice to such party.  Each such notice or other communication shall be effective (i) if given by telecopy, upon receipt thereof, (ii) if given by mail, four (4) Business Days after the time such communication is deposited in the mails with first-class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 12.3.  However, anything in this Section 12.3 to the contrary notwithstanding, Customer hereby authorizes Buyer to effect Investments of Principal, based on telephonic notices made by any Person whom Buyer in good faith believes to be acting on behalf of Customer.  Customer agrees to deliver promptly to Buyer a written confirmation of each telephonic notice signed by an authorized officer of Customer.  However, the absence of such confirmation shall not affect the validity of such notice.  If the written confirmation differs in any material respect from the action taken by or records of Buyer or Custodian, the records of Buyer shall govern absent manifest error.

Section 12.4.                             Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Termination Event or Potential Termination Event if such action is taken or condition exists.

Section 12.5.                             Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

Section 12.6.                             Consent to Jurisdiction and Service of Process.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST CUSTOMER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, CUSTOMER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                    ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                                WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                            AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO CUSTOMER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 12.3;

(IV)                            AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER

CUSTOMER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                                AGREES THAT BUYER AND EACH PURCHASER REPRESENTATIVE RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST CUSTOMER IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                            AGREES THAT THE PROVISIONS OF THIS SECTION 12.6 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

Section 12.7.                             Integration.  This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

Section 12.8.                             Severability; Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.  Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.9.                             Successors and Assigns.  This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that Customer may not assign any of its rights or delegate any of its duties hereunder without the prior written consent of Custodian and Buyer.

Section 12.10.                       Confidentiality.  Each party to this Agreement shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified as confidential by Customer or any other party in accordance with such Person’s customary procedures for handling confidential information of this nature, it being understood and agreed that in any event each party to this Agreement may make disclosures to Affiliates of such party, disclosures to statistical or credit rating agencies, disclosures to its agents, auditors, consultants and counsel who have been advised of these provisions and disclosures reasonably required by any bona fide assignee, transferee or participant that agrees to be bound by these confidentiality provisions or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each party to this Agreement shall notify the other parties to this Agreement of any request by any governmental agency or representative thereof for disclosure of any such non-public information prior to disclosure of such information; and

provided, further that in no event shall Buyer or any other Purchaser Representative be obligated or required to return any materials furnished by Customer or any of their respective Subsidiaries.

Section 12.11.                       Time is of the Essence.  Time is of the essence under the Transaction Documents and all references to a time shall mean New York time in effect on the date of the action unless otherwise expressly stated in the Transaction Documents.

Section 12.12.                       Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR THE RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.12 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING THERETO.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 12.13.                       Headings.  The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

Section 12.14.                       No Presumption.  Should any provision of the Transaction Documents require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of the Transaction Documents.

Section 12.15.                       Continuing Assignment; Reversion of Warehouse Assets.  This Agreement shall create a continuing assignment of and interest in the Warehouse Assets and shall (a) remain in full force and effect until indefeasible payment in full of all Customer Obligations, (b) be binding upon Customer and its successors and assigns and (c) inure, together with the rights and remedies of Buyer and the other Purchaser Representatives hereunder, to the benefit of Buyer and the other Purchaser Representatives and their respective successors, transferees and assigns.  Upon the indefeasible payment in full of Customer Obligations and the termination of this Agreement, the interests granted hereby shall terminate and all rights to the Warehouse Assets assigned or pledged by Customer shall revert to Customer.  Upon any such termination, Buyer and the other Purchaser Representatives will, at Customer’s expense, execute and deliver to Customer such documents as Customer shall reasonably request to evidence such termination.

Customer agrees that this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, on any Customer Obligation is rescinded or must otherwise be restored by Customer upon the bankruptcy or reorganization of Customer or any of its Subsidiaries or any other Person or otherwise.

Section 12.16.                       Independent Contractor.  Customer is an independent contractor in all matters relating to this Agreement and the Warehouse Assets and is not an agent or representative of Buyer or any of its Affiliates.  Customer has no authority to act on behalf of or bind Buyer or any of its Affiliates.

Section 12.17.                       Statements of Account.  Each report, billing statement, and payment transcript which is prepared by Buyer shall, except for demonstrable errors, be deemed final, binding and conclusive upon Customer in all respects as to all matters reflected therein, and shall constitute an account stated between Customer and Buyer, unless thereafter waived in writing by Buyer or unless, within sixty (60) days after Customer’s receipt of such document, Customer delivers to Buyer notice of a written objection thereto specifying the claimed error.  In the event of such an error, only those items expressly objected to in such notice shall be deemed to be disputed by Customer and Buyer’s only liability to Customer shall be to issue a corrected document.

Section 12.18.                       Publicity.  Buyer (and Buyer’s Affiliates) may and Customer does hereby authorize Buyer (and its Affiliates) to, refer, in its sole discretion, to the transaction contemplated by this Agreement in tombstone advertisements, offering memoranda in connection with Securitizations and reports to investors, which references, may include use of photographs, drawings and other depictions, a description of the transaction contemplated by this Agreement, use of Customer’s name and the logo of Customer.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

FALCON FINANCIAL INVESTMENT TRUST, a Maryland real estate investment trust, as Customer

By:	/s/ David A. Karp
Name: David A. Karp
Title: President

Telecopier No.: (203) 967-1717
15 Commerce Road
Stamford, Connecticut 06902
Attn: President

with copies to:

Telecopier No. (203) 967-1717
15 Commerce Road
Stamford, Connecticut 06902
Attn: General Counsel

and to:

Telecopier No. (202) 637-5910
Hogan & Hartson L.L.P.
555 Thirteenth Street, NW
Washington, DC 20004-1109
Attn: Stuart Barr

iSTAR FINANCIAL INC., a Maryland corporation, as Buyer

By:	/s/ Jeffrey R. Digel
Name: Jeffrey R. Digel
Title: Executive Vice President

Telecopier No.: (212) 930-9494
1114 Avenue of the Americas
New York, New York 10036
Attn: Chief Operating Officer

with copies to:

Telecopier No.: (212) 930-9492
iStar Financial Inc.
1114 Avenue of the Americas
New York, New York 10036
Attn: General Counsel

and to:

Telecopier No: (860) 815-5901
iStar Asset Services Inc.
180 Glastonbury Blvd., Suite 201
Glastonbury, Connecticut 06033
Attn: President

and to:

Telecopier No.: (312) 577-8646
Katten Muchin Zavis Rosenman
525 West Monroe Street
Suite 1600
Chicago, Illinois 60661-3693
Attn: Kenneth M. Jacobson, Esq.
Reference: 208972/00300

THE BANK OF NEW YORK, as Custodian and Paying Agent

By:	/s/ Diane Pickett
Name: Diane Pickett
Title: Vice President

Telecopier No.: (212) 815-3986
101 Barclay Street—8W
New York, New York 10286
Attn: Diane Pickett